                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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     [X] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                                                            LOGO

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.

                           ONE CHASE MANHATTAN PLAZA
                                   43RD FLOOR
                            NEW YORK, NEW YORK 10005

                                                                   July 29, 1997

To the Stockholders of ZURICH REINSURANCE CENTRE HOLDINGS, INC.:

     You are cordially invited to attend a Special Meeting of Stockholders of Zurich Reinsurance Centre Holdings, Inc. (the "Company") to be held at 10:00 a.m. on August 29, 1997, on the 60th floor of One Chase Manhattan Plaza, New York, New York 10005.

     As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated April 17, 1997 (the "Merger Agreement"), among Zurich Centre Investments Limited ("Parent"), Centre Merger Corp., an indirect wholly owned subsidiary of Parent ("Sub"), and the Company, pursuant to which Sub will be merged with and into the Company (the "Merger") and each outstanding share of Common Stock of the Company ("Common Stock") not owned by Parent, Zurich Insurance Company, Zurich International (Bermuda) Ltd. or any subsidiaries of Parent (the "Zurich Stockholders") will be converted into the right to receive $39.50 in cash, plus interest thereon from the Satisfaction Date (as defined below) to the closing date for the Merger at the prime rate announced by The Chase Manhattan Bank, N.A. on the Satisfaction Date if Parent elects to extend the closing date to a date following the date when the conditions to closing set forth in the Merger Agreement have been satisfied or waived (the "Satisfaction Date").

     Your Board of Directors, based upon the unanimous recommendation of a special committee of independent directors (the "Special Committee"), has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the holders of shares of Common Stock other than the Zurich Stockholders (the "Independent Stockholders") and has approved the Merger Agreement and the Merger by unanimous vote. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Merger by the Independent Stockholders, was fair, from a financial point of view, to such stockholders. A copy of the written opinion of Morgan Stanley is included as Appendix B to the accompanying Proxy Statement and should be read in its entirety. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the receipt of certain approvals from regulatory authorities. Only holders of Common Stock of record at the close of business on July 28, 1997 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

     As of July 28, 1997, the directors and executive officers of the Company beneficially owned, in the aggregate, 301,670 shares of Common Stock, representing approximately 1.2% of such shares outstanding and the Zurich Stockholders owned, in the aggregate, 17,217,572 shares of Common Stock, representing approximately 65.7% of such shares outstanding. To the knowledge of the Company, the directors and executive officers of the Company and the Zurich Stockholders, who beneficially own enough shares to assure approval of the Merger Agreement, intend to vote their shares of Common Stock in favor of the approval and adoption of the Merger Agreement.

     You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger and the Merger Agreement. A copy of the Merger Agreement is included as

Appendix A to the accompanying Proxy Statement. If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Please do not send in any stock certificates at this time. If the Merger is consummated, you will be sent instructions concerning the surrender of your shares.

     Thank you for your interest and participation.

                                          Sincerely,

                                          LOGO

                                          STEVEN M. GLUCKSTERN
                                          Chairman

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
                           ONE CHASE MANHATTAN PLAZA
                                   43RD FLOOR
                            NEW YORK, NEW YORK 10005

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 29, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ZURICH REINSURANCE CENTRE HOLDINGS, INC. (the "Special Meeting") will be held on August 29, 1997, at 10:00 a.m., on the 60th floor of One Chase Manhattan Plaza, New York, New York 10005, for the following purposes:

          (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated April 17, 1997 (the "Merger Agreement"), among Zurich Centre Investments Limited, a Bermuda corporation ("Parent"), Centre Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation (the "Company"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation;
     (B) the Company would thereupon become an indirect wholly owned subsidiary of Parent; and (C) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (other than certain shares owned by the Company, Parent, Zurich Insurance Company, Zurich International (Bermuda) Ltd. or any subsidiaries of Parent which would be canceled and shares held by stockholders who exercise their appraisal rights under Delaware law) would be converted into the right to receive $39.50 in cash, plus interest thereon from the Satisfaction Date (as defined below) to the closing date for the Merger at the prime rate announced by The Chase Manhattan Bank, N.A. on the Satisfaction Date if Parent elects to extend the closing date to a date following the date when the conditions to closing set forth in the Merger Agreement have been satisfied or waived (the "Satisfaction Date").

          (ii) To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve the Merger Agreement has not been received by the date of the Special Meeting.

          (iii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on July 28, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                                          By Order of the Board of Directors
                                          LOGO
                                          Mark R. Sarlitto
                                          Secretary
New York, N.Y.
July 29, 1997

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
                           ONE CHASE MANHATTAN PLAZA
                              NEW YORK, N.Y. 10005

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 29, 1997
                            ------------------------

     This Proxy Statement is being furnished to the holders of outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders to be held on August 29, 1997, at 10:00 a.m. on the 60th floor of One Chase Manhattan Plaza, New York, New York 10005, and at any adjournments or postponements thereof (the "Special Meeting"). The Board has fixed the close of business on July 28, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

     At the Special Meeting, the holders of outstanding shares of Common Stock (the "Stockholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated April 17, 1997 (the "Merger Agreement"), among Zurich Centre Investments Limited, a Bermuda corporation ("Parent"), Centre Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company would thereupon become an indirect wholly owned subsidiary of Parent and (iii) each outstanding share of Common Stock (other than certain shares owned by the Company which would be canceled, shares owned by Parent, Zurich Insurance Company ("Zurich Group"), Zurich International (Bermuda) Ltd. or any subsidiaries of Parent (the "Zurich Stockholders") which would also be canceled and shares ("Dissenting Shares") held by Stockholders who properly exercise their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive $39.50 in cash, plus interest thereon from the Satisfaction Date (as defined below) to the closing date for the Merger at the prime rate announced by The Chase Manhattan Bank, N.A. on the Satisfaction Date if Parent elects to extend the closing date to a date following the date when the conditions to closing set forth in the Merger Agreement have been satisfied or waived (the "Satisfaction Date").

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Stockholders are urged to read and consider carefully the information contained in this Proxy Statement.

     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to Stockholders on or about August 1, 1997.

                            ------------------------

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD.

                            ------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                            ------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION OF THE COMPANY AND THE PLANS FOR THE COMPANY FOLLOWING THE MERGER, INCLUDING STATEMENTS RELATING TO PROJECTIONS OF THE COMPANY'S FINANCIAL PERFORMANCE (SEE "CERTAIN PROJECTED FINANCIAL DATA") AND THE PLANS FOR THE COMPANY FOLLOWING THE MERGER (SEE "SPECIAL FACTORS -- PLANS FOR THE COMPANY AFTER THE MERGER"). THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S EXPECTATIONS AND ON THE FACTORS SET FORTH IN THE ABOVE-MENTIONED SECTIONS OF THE PROXY STATEMENT AND ARE SUBJECT TO THE UNCERTAINTIES AND ASSUMPTIONS SET FORTH IN SUCH SECTIONS OF THE PROXY STATEMENT, SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT SUCH FORWARD-LOOKING STATEMENTS IS INCLUDED IN THE INFORMATION INCORPORATED BY REFERENCE HEREIN. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                            ------------------------

               The date of this Proxy Statement is July 29, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS............................   Cover
INDEX TO DEFINED TERMS...............................................................     iii
SUMMARY..............................................................................       1
  The Special Meeting................................................................       1
  Special Factors....................................................................       1
  Interests of Certain Persons in the Merger.........................................       4
  Appraisal Rights...................................................................       6
  Solicitation of Proxies............................................................       6
  The Merger.........................................................................       6
  The Parties........................................................................       8
  Security Ownership of Management and Certain Beneficial Owners.....................       9
  Market Price and Dividend Information..............................................       9
  Certain Projected Financial Data...................................................       9
  Selected Financial Data............................................................       9
THE SPECIAL MEETING..................................................................      10
  Matters to Be Considered at the Special Meeting....................................      10
  Record Date and Voting.............................................................      10
  Vote Required; Revocability of Proxies.............................................      11
  Appraisal Rights...................................................................      11
  Solicitation of Proxies............................................................      13
THE PARTIES..........................................................................      14
  The Company........................................................................      14
  Zurich Group.......................................................................      14
  Parent.............................................................................      14
  Sub................................................................................      14
SPECIAL FACTORS......................................................................      15
  Background of the Merger...........................................................      15
  Purpose and Structure of the Merger................................................      22
  Recommendation of the Special Committee and Board of Directors of the Company;
     Fairness of the Merger..........................................................      22
  Opinion of Financial Advisor to the Special Committee..............................      26
  Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities
     Corporation.....................................................................      29
  Plans for the Company after the Merger.............................................      32
  Interests of Certain Persons in the Merger.........................................      34
  Certain Effects of the Merger......................................................      36
  Certain Federal Income Tax Consequences............................................      36
  Anticipated Accounting Treatment...................................................      37
  Regulatory Approvals...............................................................      37
  Sources of Funds; Fees and Expenses................................................      37
THE MERGER AGREEMENT.................................................................      39
  Effective Time.....................................................................      39
  The Merger.........................................................................      39
  Representations and Warranties.....................................................      40
  Conduct of the Business Pending the Merger.........................................      41
  No Solicitation; Fiduciary Out.....................................................      42
  Other Agreements of the Company, Parent and Sub....................................      42
  Stock Options; Restricted Stock....................................................      43
  Indemnification and Insurance......................................................      43

                                                                                        PAGE
                                                                                       ------
  Conditions to the Merger...........................................................      44
  Termination........................................................................      44
  Expenses...........................................................................      44
  Amendment; Waiver..................................................................      45
CERTAIN PROJECTED FINANCIAL DATA.....................................................      46
SELECTED FINANCIAL DATA..............................................................      48
RELATED PARTY TRANSACTIONS...........................................................      50
  Business with Zurich Group and its Affiliates......................................      50
  Insurance Partners, L.P............................................................      50
  Investment Management Agreements...................................................      50
  Real Estate Leasing Arrangements...................................................      51
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.......................      52
  Directors and Executive Officers of the Company, Zurich Group, Parent and Sub......      52
MARKET PRICE AND DIVIDEND INFORMATION................................................      53
CERTAIN TRANSACTIONS IN THE COMMON STOCK.............................................      53
STOCKHOLDER LITIGATION...............................................................      54
INDEPENDENT PUBLIC ACCOUNTANTS.......................................................      55
STOCKHOLDER PROPOSALS................................................................      55
ADDITIONAL INFORMATION...............................................................      55
AVAILABLE INFORMATION................................................................      55
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................      56
APPENDIX A -- THE MERGER AGREEMENT
APPENDIX B -- FAIRNESS OPINION OF MORGAN STANLEY
APPENDIX C -- SECTION 262 OF THE DGCL
APPENDIX D -- CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS OF
              ZURICH GROUP, PARENT, SUB AND THE COMPANY

                             INDEX TO DEFINED TERMS

Acquisition..........................................................................      33
Act..................................................................................      33
Adjournment Proposal.................................................................      10
Board................................................................................   Cover
Case One.............................................................................      46
Case Two.............................................................................      46
Case Three...........................................................................      46
CDOI.................................................................................      33
CDRS.................................................................................      33
Centre Merger........................................................................       2
Centre NY............................................................................       2
Centre U.S...........................................................................       3
Certificates.........................................................................      40
Certificate of Merger................................................................      39
CIS..................................................................................      50
Closing Date.........................................................................      39
Common Stock.........................................................................   Cover
Company..............................................................................   Cover
Company Options......................................................................       4
Company Stock Plan...................................................................       4
Connecticut Department...............................................................       7
Consolidation Order..................................................................       3
Court................................................................................      54
Cravath..............................................................................      18
DCF..................................................................................      31
December Report......................................................................      30
Defendants...........................................................................       3
DGCL.................................................................................   Cover
Dissenting Shares....................................................................   Cover
DLJ..................................................................................       2
Effective Time.......................................................................       6
Engagement Letter....................................................................      29
Exchange Act.........................................................................       3
Financial Projections................................................................       9
GAAP.................................................................................      46
Group Office Space...................................................................      51
Holders..............................................................................      43
HSR Act..............................................................................      37
I/B/E/S..............................................................................      27
Independent Stockholders.............................................................       2
Insurance Partners...................................................................      50
Investment...........................................................................       3
Investment Agreements................................................................      50
LeBoeuf..............................................................................      17
Memorandum of Understanding..........................................................      54
Merger...............................................................................   Cover
Merger Agreement.....................................................................   Cover

Merger Consideration.................................................................      39
Morgan Stanley.......................................................................       2
NYSE.................................................................................      55
Office Space.........................................................................      51
Operations...........................................................................      28
Option Consideration.................................................................       4
Parent...............................................................................   Cover
Paying Agent.........................................................................       6
Plaintiffs...........................................................................      17
Price................................................................................      21
price/book multiple..................................................................      30
Primecap.............................................................................      18
Proposal.............................................................................       3
Proposed Transaction.................................................................      17
Public Shares........................................................................       2
Record Date..........................................................................   Cover
Relocation...........................................................................       3
Repurchase Price.....................................................................       3
Retrocessional Agreement.............................................................      50
Satisfaction Date....................................................................   Cover
SEC..................................................................................      55
Senior Notes.........................................................................      15
Schedule 13E-3.......................................................................      55
Special Committee....................................................................       2
Special Meeting......................................................................   Cover
Stop Loss Agreement..................................................................      50
Stockholder Litigation...............................................................       3
Stockholders.........................................................................   Cover
Sub..................................................................................   Cover
Sublease.............................................................................      51
Subsequent Act.......................................................................      33
Surviving Corporation................................................................   Cover
Takeover Proposal....................................................................       7
Tax Credits..........................................................................      33
Unvested Shares......................................................................      43
Willkie Farr.........................................................................      16
ZA Quota Share Agreement.............................................................      50
ZCIC.................................................................................      14
ZIB..................................................................................      52
ZRC..................................................................................       2
Zurich American......................................................................      50
Zurich Group.........................................................................   Cover
Zurich Group Board...................................................................      16
Zurich Stockholders..................................................................   Cover

                                    SUMMARY

     The following is a brief summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement and an index to defined terms is located at pages iii and iv (see "Index to Defined Terms"). Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

THE SPECIAL MEETING

     Matters to be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m. on August 29, 1997 on the 60th floor of One Chase Manhattan Plaza, New York, New York 10005. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, (ii) the Adjournment Proposal (as defined below) and (iii) such other matters as may properly be brought before the Special Meeting. See "The Special Meeting -- Matters to Be Considered at the Special Meeting."

     Record Date and Voting. The Record Date for the Special Meeting is the close of business on July 28, 1997. At the close of business on the Record Date, there were 26,205,443 shares of Common Stock outstanding and entitled to vote, held by approximately 266 Stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. See "The Special Meeting -- Record Date and Voting."

     Vote Required; Revocability of Proxies. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. As of July 28, 1997, the directors and executive officers of the Company beneficially owned, in the aggregate, 301,670 shares of Common Stock, representing approximately 1.2% of such shares outstanding and the Zurich Stockholders owned, in the aggregate, 17,217,572 shares of Common Stock, representing approximately 65.7% of such shares outstanding. To the knowledge of the Company, the directors and executive officers of the Company and the Zurich Stockholders, who beneficially own enough shares to assure approval of the Merger Agreement, intend to vote their shares in favor of the approval and adoption of the Merger Agreement.

     The required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as a vote against the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "The Special Meeting -- Vote Required; Revocability of Proxies."

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Mark R. Sarlitto, Corporate Secretary, Zurich Reinsurance Centre Holdings, Inc., One Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" approval and adoption of the Merger Agreement.

SPECIAL FACTORS

     Background of the Merger. For a description of the events leading to the approval and adoption of the Merger Agreement by the Company's Board of Directors, see "Special Factors -- Background of the Merger."

     Purpose and Structure of the Merger. The purpose for the Merger is to effect the acquisition by Parent of all the remaining equity interests in the Company not currently owned by the Zurich Stockholders for the reasons described in "Special Factors -- Purpose and Structure of the Merger." The acquisition of those equity interests, represented by the shares of Common Stock outstanding as of the Effective Time (as defined below) and not currently owned by the Zurich Stockholders (the "Public Shares") from the holders of such shares (the "Independent Stockholders"), is structured as a cash merger in order to transfer ownership of those equity interests to Parent in a single transaction. Zurich Group considered various alternatives to the Merger, including the acquisition by Zurich Group or one of its affiliates of the Public Shares, the possibility of merging the operations of Centre NY (as defined below) and ZRC (as defined below), and changing the focus of the Company and Centre NY without concurrent structural changes. Specifically, consideration was given as to whether ZRC should attempt to develop a finite risk insurance business without any reorganization of the corporate structure of the Company. Alternatives to the Merger were rejected because the Merger was the most efficient way of accomplishing the purposes set forth in "Special Factors -- Purpose and Structure of the Merger."

     Recommendation of the Special Committee and Board of Directors; Fairness of the Merger. A special committee (the "Special Committee") of three directors of the Company who are not directors of Zurich Group or any other Zurich Group affiliate, or officers or employees of Zurich Group or its affiliates concluded, and based on such conclusion the Board of Directors of the Company (the "Board") concluded, that the terms of the Merger are fair to the Independent Stockholders. Accordingly, the Board, based upon the unanimous recommendation of the Special Committee, has unanimously approved and adopted the Merger Agreement. The Board recommends a vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Special Committee and the Board in making their recommendations, see "Special
Factors -- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Opinion of Financial Advisor to the Special Committee. On April 17, 1997, Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its written opinion to the Special Committee that as of such date the consideration to be received by the Independent Stockholders in the Merger is fair from a financial point of view. The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Holders of Public Shares are urged to, and should, read such opinion in its entirety. See "Special Factors -- Opinion of Financial Advisor to the Special Committee."

     Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was retained by Parent to act solely as Parent's and Zurich Group's financial advisor (and not the advisor to or agent of any other Person) in connection with the Proposed Transaction (as defined below) and the Merger and other matters arising in connection therewith. DLJ was not requested to, and did not, render any opinion (oral or written) or advice concerning the fairness of the Merger Consideration (as defined below) to the Independent Stockholders or to any other party (including Zurich Group and Parent), although DLJ did conduct various valuation analyses with respect to the Proposed Transaction. See "Special Factors -- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation."

     Plans for the Company after the Merger. Parent intends, subject to certain conditions, including receipt of all necessary regulatory approvals, to merge (the "Centre Merger") the operations of Centre Reinsurance Company of New York ("Centre NY"), an indirect wholly owned subsidiary of Parent, with and into the operations of Zurich Reinsurance Centre, Inc. ("ZRC"), the Company's principal operating subsidiary, simultaneously with or promptly following the Merger. Centre NY and ZRC will analyze how best to integrate the management of the two entities after the Centre Merger. It is expected that the executive officers of the combined entity will be designated from the executive officers of each of Centre NY and ZRC. Richard Smith, the Chief Executive Officer and President of ZRC, will serve as Chief Executive Officer and David Wasserman, the President and Chief Executive Officer of Centre NY, will serve as Vice Chairman of the Board of Directors of the surviving corporation of the Centre Merger. Certain Centre NY and ZRC professionals will be assigned new roles at the holding company level or other affiliated entities.

     In connection with the funding of the Merger Consideration (as defined below) and related fees and expenses, Centre NY intends to repurchase and subsequently cancel certain common shares of its capital stock from Centre Reinsurance (U.S.) Limited ("Centre U.S."), an indirect wholly owned subsidiary of Parent, for approximately $245.9 million (the "Repurchase Price"). The plan for the stock repurchase and cancellation will be authorized and approved by the Board of Directors of Centre NY. See "Special Factors -- Sources of Funds; Fees and Expenses."

     Representatives of an affiliate of Parent are engaged in discussions with representatives of the Office of the Governor of the State of Connecticut concerning the availability of state tax credits to certain affiliates of Parent as described below in the event that (i) a relocation (the "Relocation") of the executive offices of the U.S. subsidiaries of Parent, including the Company and its subsidiaries, to Stamford, Connecticut, can be completed on terms acceptable to Parent, (ii) an investment (the "Investment") can be made by certain affiliates of Parent in the Company or a subsidiary thereof on terms acceptable to Parent through a qualified fund in securities or debt instruments to be issued by the Company and (iii) certain other material conditions described below have been satisfied (together, the "Proposal"). See "Special
Factors -- Plans for the Company after the Merger."

     Certain Effects of the Merger. Upon consummation of the Merger, each Public Share, other than shares held by Stockholders who properly exercise their appraisal rights under the DGCL ("Dissenting Shares"), will be converted into the right to receive $39.50 in cash, plus interest thereon from the Satisfaction Date to the closing date for the Merger at the prime rate announced by The Chase Manhattan Bank, N.A. on the Satisfaction Date if Parent elects to extend the closing date to a date following the Satisfaction Date. The Independent Stockholders will cease to have any ownership interest in the Company or rights as stockholders. The Independent Stockholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company.

     Following the Merger, Parent, which currently owns, together with the other Zurich Stockholders, approximately 65.7% of the outstanding shares of Common Stock, will own 100% of the Surviving Corporation's outstanding shares of common stock.

     As a result of the Merger, the Company will be privately held and there will be no public market for the Common Stock. Upon consummation of the Merger, the Common Stock will cease to be listed on the NYSE and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. See "Special Factors -- Certain Effects of the Merger."

     Stockholder Litigation. On or about January 13, 1997, various litigation was commenced against the Company by Stockholders of the Company in Delaware state court. These actions, purportedly named as class actions on behalf of all Independent Stockholders, varyingly named the Company, certain of its directors, certain of its officers, Zurich Group and certain affiliates of Zurich Group as defendants. In these actions, plaintiffs alleged that the defendants breached their fiduciary duties to plaintiffs and the Company's other Independent Stockholders in connection with the original proposal of Zurich Group to acquire the Public Shares for $36.00 per share. A stipulation and order consolidating these actions (the "Consolidation Order") under the caption In re Zurich Reinsurance Centre Holdings Shareholders Litigation (the "Stockholder Litigation"), Consolidated Index No. 15457-NC, was entered by the Court (as defined below) on March 14, 1997.

     The defendants in the Stockholder Litigation are the Company, Zurich Group, Parent and the following eleven directors and/or officers of the Company:
William H. Bolinder, Philip Caldwell, Laurence W. Cheng, Steven M. Gluckstern, Judith Richards Hope, Rolf Hueppi, Robert T. Marto, Michael D. Palm, George G.C. Parker, Richard E. Smith and Detlef Steiner (collectively, "Defendants").

     The Stockholder Litigation challenges the procedural and substantive fairness of the Proposed Transaction on the grounds that Zurich Group offered unfair and inadequate consideration for the Public Shares in violation of Defendants' fiduciary duties. Plaintiffs (as defined below) further allege: that Zurich Group's original offer of $36.00 per share was not the result of arm's-length negotiations, but was fixed arbitrarily by Zurich Group to permit Zurich Group to obtain the Public Shares and, consequently, full ownership of the Company, for inadequate consideration; that the Company's directors are not capable of representing and protecting the interests of Plaintiffs because Zurich Group allegedly dominates and controls the Board; and that Defendants timed the announcement of the offer to purchase the Public Shares to place an artificial lid or cap on the market price for the Company's stock to enable Zurich Group to acquire the Public Shares at the lowest possible price.

     The parties to these actions have entered into a Memorandum of Understanding, dated April 17, 1997, providing for Parent to increase its offer from $36 per share to $39.50 per share in consideration for the settlement of such actions. The settlement is subject to execution of a definitive Stipulation of Settlement, the completion by plaintiffs of any additional necessary discovery and court approval following notice to the Independent Stockholders. In connection with the proposed settlement, the plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in the amount of $600,000. The defendants have agreed not to oppose this application.

     The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to the plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Independent Stockholders. See "Stockholder Litigation."

     Certain U.S. Federal Income Tax Consequences. The receipt of cash for Public Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. Independent Stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. The Company will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "Special Factors -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Special Committee and of the Board with respect to the Merger, the Independent Stockholders should be aware that certain officers and directors have certain interests summarized below that may be in addition to, or different from, the interests of the Independent Stockholders. For a more detailed discussion of such interests, see "Special Factors -- Interest of Certain Persons in the Merger." The Special Committee and the Board were aware of these interests and considered them along with other matters described under "Special Factors -- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Common Stock and Option Ownership. As of July 28, 1997, the executive officers and directors of the Company beneficially owned an aggregate of 301,670 shares of Common Stock, constituting approximately 1.2% of the total number of shares of Common Stock then outstanding. To the knowledge of the Company, such individuals intend to vote all their shares in favor of the Merger. If the Merger is consummated, such persons will receive, in the aggregate, approximately $14,201,913 for their shares of Common Stock and Company Options (as defined below). At the Effective Time, each holder of a then outstanding option ("Company Options"), whether or not vested and exercisable, to purchase shares of Common Stock under the Company's 1995 Stock Option Plan (the "Company Stock Plan"), will, in settlement thereof, receive (except under the circumstances described in "The Merger Agreement -- Stock Options; Restricted Stock" relating to the Company's ability to defer certain payments) from the Company for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the excess of the Merger Consideration per share over the per share exercise price of such option (the "Option Consideration"). Under the Merger Agreement, except under the circumstances described in "The Merger Agreement -- Stock Options; Restricted Stock" relating to the Company's ability to defer certain payments, shares of the Common Stock held as of the Effective Time by grantees under the Company's Restricted Stock Plan, as Amended and Restated, will be treated in a manner consistent with shares of Common Stock held by the Independent Stockholders, whether or not the grantee's rights in respect of such shares have vested.

     For each executive officer and director of the Company who owns shares of Common Stock or Company Options, the following table sets forth, as of July 28, 1997, (i) the aggregate number of shares of Common Stock owned by such individuals (including shares currently unvested under the Company's Restricted Stock Plan), (ii) the number of currently unvested shares granted to such individuals, (iii) the number of Company Options granted such individuals (none of which are currently vested), (iv) the amounts to be received by such individuals for the unvested shares of Common Stock and Company Options pursuant to the Merger, and (v) the aggregate amounts to be received by such individuals for shares of Common Stock and Company Options pursuant to the Merger. Other than the individuals named below, no executive officer or director of the Company owns shares of Common Stock or Company Options.

                                                                           AMOUNT TO BE
                                                                           RECEIVED FOR
                                AGGREGATE     NUMBER OF     NUMBER OF     UNVESTED SHARES      AGGREGATE
          DIRECTOR/             NUMBER OF     UNVESTED       COMPANY        AND COMPANY       AMOUNT TO BE
      EXECUTIVE OFFICER          SHARES        SHARES        OPTIONS        OPTIONS(1)        RECEIVED(1)
------------------------------  ---------     ---------     ---------     ---------------     ------------
Steven M. Gluckstern..........   106,228        16,667            --        $   658,346        $4,196,006
Richard E. Smith..............    61,679        17,980        80,000          1,470,590         3,196,700
Peter R. Porrino..............    27,848         8,980        44,000            768,590         1,513,876
Gerald S. King................    18,773        10,817        24,000            658,271           972,533
Isaac Mashitz.................    28,261         8,980        24,000            585,710         1,347,309
Adrienne W. Reid..............    18,132        13,817        24,000            776,771           947,214
Karen O'Connor Rubsam.........     9,058         3,000        20,000            306,190           545,481
Mark R. Sarlitto..............    17,493        12,317        24,000            717,521           921,973
William H. Bolinder...........       900            --            --                 --            35,550
Philip Caldwell...............     1,000            --            --                 --            39,500
Laurence W. Cheng.............     2,500            --            --                 --            98,750
Judith Richards Hope..........     3,000            --            --                 --           118,500
Rolf Hueppi...................     3,000            --            --                 --           118,500
Robert T. Marto...............     1,000            --            --                 --            39,500
George G.C. Parker............     2,798            --            --                 --           110,521

---------------

(1) Assumes that payments are not deferred as permitted by the Merger Agreement. See "The Merger Agreement -- Stock Options; Restricted Stock."

     Ownership of Common Stock of Zurich Group. The table below sets forth certain information with respect to the beneficial ownership of the common stock of Zurich Group as of December 31, 1996 by the executive officers and directors of the Company and all directors and executive officers of the Company as a group:

                                                                                         PERCENTAGE
                               NAME                                 NUMBER OF SHARES     OWNERSHIP
------------------------------------------------------------------  ----------------     ----------
Rolf Hueppi.......................................................        8,065               *
Detlef Steiner....................................................        6,000               *
Steven M. Gluckstern..............................................           15               *
Richard E. Smith..................................................           15               *
All Directors and Executive Officers as a Group...................       14,095               *

---------------

* Less than one percent.

     Directors and Officers. A majority of the members of the Board and certain executive officers of the Company are executive officers of Zurich Group or its affiliates. The Merger Agreement provides that after the Merger, the directors of Sub will become the directors of the Surviving Corporation. Steven M. Gluckstern, currently, a director of the Company, is also a director of Sub and he will remain in such capacity with the Surviving Corporation until his successor is duly elected or appointed. Pursuant to the Merger Agreement, the officers of the Company will remain the officers of the Surviving Corporation until their successors are duly elected or appointed.

     Indemnification of Officers and Directors. The Merger Agreement provides that for a period of three years from the Effective Time, the Surviving Corporation will maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation as in effect on the date of the Merger Agreement. The Merger Agreement also provides that for a period of three years from the Effective Time, the Surviving Corporation will use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided that if the specified insurance is unavailable at the current premiums, the Surviving Corporation will obtain as much insurance as can be obtained for a premium not in excess of 150% of the current premium paid.

APPRAISAL RIGHTS

     Under the DGCL, Stockholders who properly demand appraisal prior to the Stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of DGCL Section 262 will be entitled to statutory appraisal rights. See "The Special Meeting -- Appraisal Rights" and DGCL Section 262, a copy of which is attached hereto as Appendix C.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. See "The Special Meeting -- Solicitation of Proxies."

THE MERGER

     General. Upon consummation of the Merger, Sub will be merged with and into the Company and the Company will be the Surviving Corporation. The Surviving Corporation will succeed to all the rights and obligations of the Company and Sub. Subject to the provisions of the Merger Agreement, at the Effective Time (as defined below): (i) each issued and outstanding share of Common Stock (other than shares of Common Stock to be canceled in accordance with clause (ii) below and other than Dissenting Shares) will be converted into the right to receive $39.50 per share in cash, plus interest thereon from the Satisfaction Date to the closing date for the Merger at the prime rate announced by The Chase Manhattan Bank, N.A., on the Satisfaction Date if Parent elects to extend the closing date to a date following the Satisfaction Date and (ii) each share of Common Stock that is owned by the Company or the Zurich Stockholders will be automatically canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor. See "The Merger
Agreement -- Effective Time" and " -- The Merger."

     Effective Time. Pursuant to the Merger Agreement, the "Effective Time" of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger. The Company currently anticipates that the Effective Time of the Merger will occur on or about August 29, 1997. As soon as reasonably practicable after the Effective Time, Parent shall cause First Chicago Trust Company of New York, as Paying Agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time (other than the Zurich Stockholders) of an outstanding certificate or certificates for shares of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such certificate for payment in accordance with the Merger Agreement. See "The Merger
Agreement -- Effective Time."

     Conditions to the Merger. Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon; (ii) the absence of any injunction preventing consummation of the Merger and (iii) the approval of the Merger by the Insurance Department of the State of Connecticut (the "Connecticut Department") and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods proposed by, any government entity the failure to obtain which would have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole, having been filed, occurred or been obtained. See "The Merger Agreement -- Conditions to the Merger."

     No Solicitation; Fiduciary Out. Pursuant to the Merger Agreement, the Company has agreed that it will not authorize or permit any of its executive officers or directors or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, except under certain circumstances to the extent required in order that the Board may, in its good faith judgment, comply with its fiduciary duties to Stockholders. "Takeover Proposal" is defined in the Merger Agreement to mean any inquiry, proposal or offer from any person (other than Parent or any of its subsidiaries) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of 50% or more of the shares of Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. See "The Merger Agreement -- No Solicitation; Fiduciary Out."

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders, as follows: (i) by the mutual written consent of the Company and Parent; (ii) by either the Company or Parent in the event of (A) the failure of the Stockholders to approve the Merger Agreement or (B) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured within two business days following receipt by the breaching party of notice of such breach; (iii) by either the Company or Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and non-appealable; (iv) by either the Company or Parent in the event the Merger is not consummated by October 1, 1997; or (v) by the Company or Parent under certain circumstances in connection with a Takeover Proposal. See "The Merger Agreement -- Termination."

     Exchange of Share Certificates. As soon as reasonably practicable after the Effective Time, Parent shall cause First Chicago Trust Company of New York, as Paying Agent, to mail to each holder of record as of the Effective Time (other than the Zurich Stockholders) of an outstanding certificate or certificates for shares of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such certificate for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of shares of Common Stock represented by such certificate and the Merger Consideration (as defined below) in cash, without interest thereon, less any applicable withholding tax, and such certificate shall then be canceled.

     Until surrendered pursuant to the procedures described above, each certificate (other than certificates representing shares of Common Stock owned by the Zurich Stockholders and certificates representing Dissenting Shares), shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such certificate. See "The Merger

Agreement -- Exchange Procedures." STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS.

     Sources of Funds; Fees and Expenses. It is currently expected that approximately $355.0 million will be required to pay the Merger Consideration to the Independent Stockholders (assuming no such holder exercises appraisal rights), approximately $4.9 million will be required to pay the Option Consideration to the holders of Company Options, approximately $2.6 million will be required to pay the expenses of Zurich Group, Parent and Sub in connection with the Merger, and approximately $2.7 million will be required to pay the expenses of the Company in connection with the Merger. It is currently expected that (i) approximately $248.5 million of such amounts will be funded out of the general funds of Parent and its affiliates, including a cash contribution of approximately $245.9 million to Sub by Sub's direct parent, Centre U.S., which amount will be obtained by Centre U.S. as a result of Centre NY's repurchase from Centre U.S. of certain of Centre NY's capital stock, and (ii) approximately $116.7 million of such amounts will be funded out of the general funds of the Company, of which $26.4 million will be obtained through a dividend from ZRC to the Company. Parent, its affiliates and the Company currently have sufficient general funds available to fund their respective portions of the Merger Consideration and related fees and expenses as specified in clauses (i) and (ii) above. See "Special Factors -- Sources of Funds; Fees and Expenses."

     Accounting Treatment. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "Special Factors -- Anticipated Accounting Treatment."

     Regulatory Approvals. The obligation of each of Parent and the Company to consummate the Merger is conditioned upon the approval of the Merger by the Connecticut Department and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods proposed by, any government entity the failure to obtain which would have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole, having been filed, occurred or been obtained. See "The Merger Agreement -- Conditions to the Merger." The Company filed with the Connecticut Insurance Department a request to exempt the Merger from the insurance holding company laws and regulations of Connecticut governing an acquisition of control of a domestic insurer, and on July 24, 1997 the Connecticut Insurance Department issued the requested exemption. Similarly, the Company filed with the New Jersey Insurance Department a request to exempt the Merger from the insurance holding company laws and regulations of New Jersey governing an acquisition of control of a domestic insurer and on July 25, 1997 the New Jersey Insurance Department issued the requested exemption. See "Special Factors -- Regulatory Approvals."

THE PARTIES

     The Company. The Company, a Delaware corporation, serves as the holding company for ZRC, a Connecticut insurance company, and ZC Insurance Company, a New Jersey insurance company. The Company, together with its wholly owned operating subsidiaries, is the principal underwriting affiliate of Zurich Group in the North American market for traditional property and casualty reinsurance. The Company's executive offices are located at One Chase Manhattan Plaza, 43rd Floor, New York, New York 10005 and its telephone number is (212) 898-5000.

     Zurich Group. Zurich Group, a corporation organized under the laws of Switzerland, is an insurance company which is engaged in operations in over 40 countries. Zurich Group and its subsidiaries and affiliates are engaged in life and property and casualty insurance and reinsurance, insurance related businesses and the asset management business. Zurich Group's principal executive offices are located at Mythenquai 2, Zurich, Switzerland and its telephone number is 011 411 205-2121.

     Parent. Parent, a corporation organized under the laws of Bermuda, is a holding company which does not conduct any business of its own. Parent's direct and indirect subsidiaries are engaged in insurance and reinsurance operations. Parent is an indirect wholly owned subsidiary of Zurich Group. Parent's principal executive offices are located at Cumberland House, One Victoria Street, P.O. Box HM 1788, Hamilton, HM HX Bermuda and its telephone number is
(441) 295-8501.

     Sub. Sub is a Delaware corporation recently organized by Parent for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. The sole stockholder of Sub is Centre U.S. Sub's address is c/o Zurich Centre ReSource Limited, One Chase Manhattan Plaza, New York, New York 10005, Attention: Steven D. Germain, General Counsel and its telephone number is (212) 898-5350.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of July 28, 1997, the directors and executive officers of the Company beneficially owned, in the aggregate, 301,670 shares of Common Stock, representing approximately 1.2% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock in favor of the approval and adoption of the Merger Agreement. As of July 28, 1997, the Zurich Stockholders beneficially owned 17,217,572 shares of Common Stock, representing approximately 65.7% of such shares outstanding. To the knowledge of the Company, the Zurich Stockholders intend to vote their beneficially owned shares of Common Stock in favor of the approval and adoption of the Merger Agreement. See "The Special Meeting -- Vote Required; Revocability of Proxies."

MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on the NYSE under the symbol "ZRC." On January 10, 1997, the last trading day before the public announcement of Zurich Group's proposal to acquire all the shares of Common Stock held by the Independent Stockholders, the reported closing price per share of the Common Stock was $30.75. On April 16, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common Stock was $38.625. On July 28, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock was $39.3125.

CERTAIN PROJECTED FINANCIAL DATA

     In November 1996, in conjunction with its normal corporate planning process, the Company's management presented to the members of the Board certain projected financial information for the 1997-2002 period (the "Financial Projections"). The Financial Projections were provided to representatives of DLJ as financial advisors to Parent and Zurich Group and later provided to members of the Special Committee and Morgan Stanley as financial advisors to the Special Committee.

SELECTED FINANCIAL DATA

     Certain selected historical financial data of the Company are set forth under "Selected Financial Data." That data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on August 29, 1997, on the 60th floor of One Chase Manhattan Plaza, New York, New York 10005. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement,
(ii) a proposal to adjourn the Special Meeting to solicit additional proxies in the event the number of proxies sufficient to approve the Merger Agreement has not been received by the date of the Special Meeting (the "Adjournment Proposal") and (iii) such other matters as may properly be brought before the Special Meeting.

     The Board, based upon the unanimous recommendation of the Special Committee with respect to the fairness of the Merger and the Merger Agreement, has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its Independent Stockholders and has approved the Merger and the Merger Agreement by unanimous vote. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "Special Factors -- Background of the Merger," " -- Purpose and Structure of the Merger" and " -- Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Merger." To the knowledge of the Company, the directors and executive officers of the Company and the Zurich Stockholders, who beneficially own enough shares to assure approval of the Merger Agreement, intend to vote their shares in favor of the approval and adoption of the Merger Agreement.

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

     The Board has fixed the close of business on July 28, 1997, as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to receive notice of, or to vote at, the Special Meeting. At the close of business on the Record Date, there were 26,205,443 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 266 stockholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved. The Zurich Stockholders are expected to vote all their shares of Common Stock at the Special Meeting which would assure a quorum for the transaction of business at the Special Meeting.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Properly executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement and the Adjournment Proposal.

     The Board is not aware of any matters other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion. See "-- Vote Required; Revocability of Proxies."

     STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY FIRST CHICAGO TRUST COMPANY OF NEW YORK, IN ITS CAPACITY AS THE PAYING AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. Currently, the Zurich Stockholders beneficially own approximately 65.7% of the outstanding shares of Common Stock. To the knowledge of the Company, the Zurich Stockholders, who beneficially own enough shares to assure approval of the Merger Agreement, intend to vote the shares of Common Stock beneficially owned by them for the approval and adoption of the Merger Agreement. Consummation of the Merger will not require the approval of a majority of the Independent Stockholders.

     Because the required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Mark R. Sarlitto, Corporate Secretary, Zurich Reinsurance Centre Holdings, Inc., One Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

     If for any reason the Special Meeting is adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     The obligations of the Company and Parent to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

APPRAISAL RIGHTS

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix C.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any Stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Mark R. Sarlitto, Corporate Secretary, Zurich Reinsurance Centre Holdings, Inc., One Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

     Within 10 calendar days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any Stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such Stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

     Within 120 calendar days after the Effective Time, any Stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware

Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

     The Court may require Stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Stockholder.

     Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

     If any Stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest. A Stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A Stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any Stockholder without the approval of the Court.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                  THE PARTIES

THE COMPANY

     The Company, a Delaware corporation, serves as the holding company for ZRC, a Connecticut insurance company, and ZC Insurance Company ("ZCIC"), a New Jersey insurance company. The Company, together with its wholly owned operating subsidiaries, is the principal underwriting affiliate of Zurich Group in the North American market for traditional property and casualty reinsurance. The Company's executive offices are located at One Chase Manhattan Plaza, 43rd Floor, New York, New York 10005 and its telephone number is (212) 898-5000.

ZURICH GROUP

     Zurich Group, a corporation organized under the laws of Switzerland, is an insurance company which is engaged in operations in over 40 countries. Zurich Group and its subsidiaries and affiliates are engaged in life and property and casualty insurance and reinsurance, insurance related businesses and the asset management business. Zurich Group's principal executive offices are located at Mythenquai 2, Zurich, Switzerland and its telephone number is 011 411 205-2121.

PARENT

     Parent, a corporation organized under the laws of Bermuda, is a holding company which does not conduct any business of its own. Parent's direct and indirect subsidiaries are engaged in insurance and reinsurance operations. Parent is an indirect wholly owned subsidiary of Zurich Group. Parent's principal executive offices are located at Cumberland House, One Victoria Street, P.O. Box HM 1788, Hamilton, HM HX Bermuda and its telephone number is
(441) 295-8501.

SUB

     Sub is a Delaware corporation recently organized by Parent for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. The sole stockholder of Sub is Centre Reinsurance (U.S.) Limited, an indirect wholly owned subsidiary of Parent. Sub's address is c/o Zurich Centre ReSource Limited, One Chase Manhattan Plaza, New York, New York 10005, Attention: Steven D. Germain, General Counsel and its telephone number is (212) 898-5350.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In 1993, the Company was organized and issued 26.1 million shares of its Common Stock for aggregate proceeds, net of underwriting expenses, of $637.7 million. Of such shares, 8.55 million shares of Common Stock were issued in the Company's initial public offering at $35.00 per share. In May 1993, the Company acquired ZRC, a Connecticut reinsurance company and the Company's principal operating subsidiary, from an affiliate of Zurich Group for aggregate consideration of $63.3 million. In October 1993, the Company issued $200 million principal amount of its 7 1/8% Senior Notes due 2023 (the "Senior Notes").

     The Company is a 65.7%-owned indirect subsidiary of Zurich Group. Zurich Group has historically had, and continues to have, a significant influence over the policies and affairs of the Company and is in a position to determine the outcome of substantially all corporate actions requiring stockholder approval, including the election of directors, the merger of the Company (including the Merger), the sale of all or substantially all of the Company's assets and the adoption of most amendments to the Company's certificate of incorporation. A majority of the members of the Board are executive officers of Zurich Group or its affiliates.

     Zurich Group has from time to time considered the possibility of acquiring all the Public Shares in order to, among other reasons, facilitate the closer integration of the Company's operations with the global operations of the Zurich Group of companies. See "-- Purpose and Structure of the Merger." No Board consideration by Zurich Group or Parent with respect to the acquisition of the Public Shares was made prior to the September 18, 1996 meeting of the Zurich Group Board described below. On July 29 through 31, 1996, at the Company's senior management strategic planning conference, Mr. Steven M. Gluckstern, the President and Chief Executive Officer of Parent, Chairman of the Board of the Company, and currently a member of the Corporate Executive Board of Zurich Group, discussed with Mr. Richard E. Smith, Mr. Peter R. Porrino, Mr. Gerald S. King, Mr. Isaac Mashitz, Ms. Adrienne W. Reid, Ms. Karen O'Connor Rubsam and Mr. Mark R. Sarlitto, members of the Company's senior management, Zurich Group's possible interest in considering an acquisition of all the Public Shares at a future time.

     During the planning conference, Mr. Gluckstern and the members of the Company's senior management named above participated in a conference call with representatives of DLJ. At the time of the July discussions, DLJ had not yet been formally engaged by Zurich Group or Parent. DLJ was invited to participate in the July discussions by Mr. Gluckstern to discuss the possible form, structure and process of such a transaction.

     The following possible alternatives were discussed during the conference call with DLJ: (i) an acquisition of the Public Shares for cash and (ii) an exchange of Zurich Group stock for the stock of the Company structured as a long form merger. In discussing the cash alternative, three structures were outlined:
(i) a tender offer followed by short form merger, (ii) a one step long form merger and (iii) a self tender by the Company followed by short form merger. Various sources of financing for a cash proposal were discussed, including both third party financing and financing via internally generated funds of the Company or its affiliates.

     During the first two weeks of August 1996, DLJ requested and reviewed certain public and non-public information with respect to the Company, including preliminary versions of the Financial Projections. See "Certain Projected Financial Data." In addition, DLJ met with Mr. Porrino, Ms. Rubsam, Mr. Sarlitto and Mr. Corcoran H. Byrne, members of the Company's management, on August 9, 1996, regarding the business and financial condition and prospects of the Company. At the meeting, DLJ reviewed its due diligence agenda and data request list. In response to DLJ questions, Mr. Porrino, Ms. Rubsam and Mr. Sarlitto provided an overview of the Company's progress since the Company's initial public offering as well as an overview of current financial information. Pursuant to an engagement letter dated August 14, 1996, Parent retained DLJ to assist Parent in evaluating a possible acquisition of the Public Shares and to render financial advisory and investment banking services to Parent and Zurich Group in the event that Parent determined to do so.

     On August 15, 1996, Messrs. Smith and Byrne again met with representatives of DLJ to discuss the Company's developments since the Company's initial public offering. Mr. Smith also responded to DLJ's questions regarding the Company's business strategy. On August 16, 1996, Messrs. Mashitz and Byrne, Ms. Reid and Ms. Rubsam provided representatives of DLJ with an overview of the Company's product pricing process. In addition, Ms. Rubsam responded to DLJ's questions regarding certain financial information of the Company. Members of the Company's senior management participated in the discussions with DLJ and representatives of Parent and Zurich Group before being directed to do so by the Board because they deemed it appropriate to respond to the inquiries of the Company's majority stockholder and its representatives.

     By letter, dated August 27, 1996, Mr. Rolf F. Hueppi, Chairman and Chief Executive Officer of Zurich Group and Chairman of the Board of Parent, informed the members of the Executive Committee of the Board of Directors of Zurich Group that changes in the reinsurance marketplace made a consolidation of Zurich Group's reinsurance interests in North America seem desirable and that consequently, the Board of Directors of Zurich Group (the "Zurich Group Board") should consider a purchase of the Public Shares. These marketplace changes included the recent competitive consolidation of global reinsurance capacity requiring Zurich Group to develop a more consistent and flexible global presence in the property and casualty reinsurance markets, a continuation of highly competitive conditions in the North American reinsurance marketplace requiring renewed emphasis on larger, non-commodity opportunities and the increasing overlap in the markets for the traditional reinsurance approaches generally employed by ZRC and the non-traditional products offered by ZRC's affiliates in the Centre Reinsurance group of companies. In the letter, Mr. Hueppi further indicated that DLJ had been retained to act as financial advisors in connection with a possible acquisition of the Public Shares.

     At a meeting of the Zurich Group Board on September 18, 1996, Mr. Hueppi stated that owing to the changes in the reinsurance marketplace noted above, the future strategic direction of the Company and its relation with Centre NY should be examined and discussed as well as a potential acquisition of the Public Shares.

     On October 18, 1996, Mr. Sarlitto and Mr. Byrne met with Mr. Steven D. Germain, General Counsel of Parent, and representatives of Willkie Farr & Gallagher ("Willkie Farr"), counsel to Parent and Zurich Group, regarding the possible form, structure and timing of a transaction to acquire all of the outstanding Public Shares. At this meeting, the parties revisited the implications of structuring the Proposed Transaction as a merger or a tender offer. Specifically, the benefits and detriments of a merger structure versus a tender offer structure were discussed. Although no specific conclusion was reached, it was noted that if Zurich Group intended to acquire all of the outstanding shares of Common Stock, they could do so in a single step via a merger transaction, whereas a tender offer structure would generally require two steps to accomplish the same result.

     On October 21, 1996, Mr. Hueppi, Mr. Gluckstern and Mr. Germain met with Mr. Rolf Hanggi, Mr. Detlef Steiner and Dr. Kaspar Hotz, each an executive officer of Zurich Group and a director of Parent, and Mr. Richard Johnson, an executive officer of Zurich Group, to discuss Zurich Group's alternatives with respect to the Company. At the meeting, various alternatives were discussed, including the acquisition by Zurich Group or one of its affiliates of the Public Shares, the possibility of merging the operations of Centre NY and ZRC, and changing the focus of the Company and Centre NY without concurrent structural changes. Specifically, consideration was given as to whether ZRC should attempt to develop a finite risk insurance business without any reorganization of the corporate structure of the Company. Alternatives to the Merger were rejected because the Merger was the most efficient way of accomplishing the purposes set forth in "-- Purpose and Structure of the Merger." Immediately following that meeting, the same group of Zurich Group officers met with DLJ regarding DLJ's preliminary analysis from a financial perspective of the potential acquisition of the Public Shares. At the meeting DLJ gave an oral report summarizing the preliminary results of the analysis set forth in the December Report (as defined below) described in "-- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation."

     On December 4, 1996, the Zurich Group Board met to review the possibility of a transaction to acquire all of the outstanding Public Shares and the timing and structure for such a transaction. Present at the meeting were Messrs. Hueppi, Hanggi, Henry Bodmer, Peter Bockli, David de Pury, Markus Kundig, Yves Oltramare, Karl Otto Pohl and Lodewijk van Wachem, a quorum of the Zurich Group Board (Kaspar V. Cassini did not attend the meeting). At that meeting, DLJ presented the December Report and Mr. Hueppi submitted a proposal that Zurich Group acquire the Public Shares based on an estimate of the "economic value" of the

Company of approximately $35.00 per share and requested an approval in principle of the proposed acquisition as well as, subject to further review, authorization to proceed with and implement the proposal in early 1997 and to fix the final purchase price therefor. For a description of the economic value analysis which resulted in the $35.00 per share amount, see "-- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation." The Zurich Group Board authorized Mr. Hueppi to proceed with the proposal and submit to the Independent Stockholders, after completion of final review, an offer to purchase the Public Shares and delegated to Mr. Hueppi the power and authority to negotiate the transaction and to fix the purchase price therefor, including any increase in the purchase price above $35.00 per share. The $35.00 per share price initially authorized by the Zurich Group Board was never presented to the Company or its representatives as Zurich Group determined to make an initial offer to the Company of $36.00 per Public Share as described below.

     After discussions in late December 1996 and early January 1997 with representatives of the Company (including Mr. Porrino and Mr. Sarlitto), DLJ, Willkie Farr and LeBoeuf, Lamb, Greene & MacRae, L.L.P., special insurance counsel to Zurich Group and Parent ("LeBoeuf") relating to the possible form, structure and timing of a transaction to acquire the Public Shares (which discussions focused on the availability of alternative mechanisms such as tender offer and merger alternatives, regulatory and shareholder approvals which would be required under such alternatives and the general processes for effecting such an acquisition), Messrs. Hueppi, Gluckstern, Johnson and Scott Levine, a director of Parent, met with DLJ on January 9, 1997 to discuss the price which Zurich Group should offer for the Public Shares and to review a proposed form of letter to the Board setting forth the terms of Zurich Group's offer. At the meeting, Zurich Group determined to offer to acquire all the Public Shares in a cash merger and DLJ advised Zurich Group to consider making its initial offer for the Public Shares at a price of $36.00 per share rather than $35.00 per share given that the initial public offering price of the Common Stock was $35.00 per share. DLJ suggested the $36.00 price because it fell within the range of values indicated by the financial analysis described in "-- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation" and because it exceeded the initial public offering price of the Common Stock. Zurich Group determined that a cash merger represented the most efficient structure as it would ensure the acquisition of all of the Public Shares in a single step. In accordance with the authority delegated to him by the Zurich Group Board, Mr. Hueppi then approved the making of a proposal to acquire all the Public Shares at $36.00 per share (the "Proposed Transaction"). Zurich Group selected the $36.00 per share price based principally on historical trading prices for the Common Stock and the advice received from DLJ. After the close of business on Friday, January 10, 1997, Zurich Group delivered a letter to the Company's Board setting forth its proposal to purchase the Public Shares for $36.00 per share. Prior to the opening of business on Monday, January 13, 1997, Zurich Group issued a press release announcing the Proposed Transaction.

     Beginning on or about January 13, 1997, four lawsuits were commenced variously naming the Company, Zurich Group, Parent and the following eleven directors and/or officers of the Company: William H. Bolinder, Philip Caldwell, Laurence W. Cheng, Steven M. Gluckstern, Judith Richards Hope, Rolf Hueppi, Robert T. Marto, Michael D. Palm, George G.C. Parker, Richard E. Smith and Detlef Steiner as defendants. Those actions, purportedly bought by several Independent Stockholders (the "Plaintiffs") as class actions on behalf of all Independent Stockholders, alleged that the Defendants had breached their fiduciary duties to the Plaintiffs and the other Independent Stockholders in connection with the Proposed Transaction. See "Stockholder Litigation."

     At the time Zurich Group informed the Company of Zurich Group's proposal to acquire all the Public Shares for $36.00 per share in cash, Messrs. Bolinder, Caldwell, Gluckstern, Hueppi, Smith, Steiner, Cheng and Palm and Ms. Hope (nine of the Company's twelve directors) were officers, directors or employees of Zurich Group or Zurich Group affiliates. In order to address actual or perceived conflicts of interest, at its meeting on January 14, 1997, the Board appointed three independent directors, Messrs. Robert T. Marto, Peter J. Neff and George G.C. Parker, as the Special Committee. The purpose of the Special Committee was for it to determine the fairness, and to negotiate the terms, of the Proposed Transaction on behalf of the Independent Stockholders. The Board appointed Mr. Marto as Chairman of the Special Committee and authorized the Special Committee to retain such independent financial and legal advisors as the Special Committee deemed appropriate on such terms as the Special Committee approved.

     On January 14, 1997, immediately following the meeting of the Board at which the Special Committee was established, the Special Committee met for the first time. The Special Committee retained Cravath, Swaine & Moore ("Cravath") as its independent legal counsel. Cravath advised the Special Committee on the Special Committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the Proposed Transaction. The Special Committee discussed the criteria that it would use to evaluate investment banking firms to advise it with respect to the Proposed Transaction. On January 15, 1997, the Special Committee interviewed several firms, discussing with representatives of each firm that firm's experience in transactions of this type, its expertise in the reinsurance industry and the methodologies that the firm would use, if it was retained, to determine the value of the Public Shares. After full consideration, the Special Committee decided to retain Morgan Stanley as its independent financial advisor to act solely on behalf of the Special Committee, which was acting solely on behalf of the unaffiliated stockholders of the Company, for the purpose of negotiating the terms of the Merger and the Merger Agreement. For a description of the terms of the engagement of Morgan Stanley and certain information concerning Morgan Stanley, see "-- Opinion of Financial Advisor to the Special Committee." The Special Committee asked Cravath to reach agreement with Company representatives regarding fair compensation for the work of the Special Committee. Cravath and Company representatives agreed that the members of the Special Committee would receive meeting fees of $1,500, plus expenses, for each meeting of the Special Committee attended by such members, provided no member of the Special Committee was to receive in the aggregate more than $25,000 for his service on the Special Committee. The Special Committee met a total of 9 times, each meeting was attended by all members of the Special Committee and each member therefore will receive total compensation of $13,500 for meeting fees, plus amounts as reimbursement for expenses.

     On January 29, 1997, the Special Committee met with representatives of Morgan Stanley and Cravath. Morgan Stanley reported that it had begun its financial due diligence of the Company and presented its schedule and plan for its continuing financial due diligence and for its analysis of the value of the Public Shares. Morgan Stanley reported that senior management of the Company had made themselves readily available for discussions with Morgan Stanley regarding all aspects of the Company's business and financial condition and that the Company was promptly satisfying Morgan Stanley's requests for business reports, plans and projections, accounting information and other relevant documents of the Company. The Special Committee directed Morgan Stanley to continue its research and analysis of the Company.

     During the period of January 29 through February 12, 1997, representatives of Morgan Stanley continued their financial due diligence of the Company and had further discussions with senior managers of the Company. Morgan Stanley also performed preliminary valuation analyses using various methodologies.

     On February 12, 1997, the Special Committee met with representatives of Morgan Stanley and Cravath. The Special Committee discussed the Proposed Transaction and the letter that it had received from Primecap Management Company, an institutional investor owning more than 1.3 million shares of Common Stock ("Primecap"), in which Primecap discussed its belief that Zurich Group's offer of $36.00 per Public Share was inadequate. In its letter, Primecap stated several reasons in support of its belief. First, Primecap noted that the Company's initial public offering took place in 1993 at $35.00 per share and that Zurich Group's offer of $36.00 per Public Share represented a very low return to shareholders who purchased their shares in the initial public offering of 2.86% over 44 months. Second, Primecap cited analysts (including one analyst who had opined that the ultimate price Zurich Group would pay would be between $42 and $47 per share) who believed that Zurich Group's offer was undervalued and that the ultimate price Zurich Group would pay would exceed $40 per share. Third, Primecap stated that Zurich Group's $36 per Public Share offer represented approximately 138% of current book value of the Company and noted higher price/book multiples for the Company when it went public (i.e., 145% of book value), for the recent acquisition prices of the direct reinsurers American Re Corporation and National Re Corporation (i.e., between 2.4 and 3.8 times book value) and for the public stock market price of General Re Corporation (i.e., 188% of book value) and Transatlantic Holdings, Inc. (i.e., 159% of book value). Lastly, Primecap stated that it had been recently told by members of the Company's management that they believed the Company's stock was undervalued in the public stock market and that the Company was creating long- term value for Independent Stockholders. The Primecap Letter did not have a material effect on the negotiations between the Special Committee and Zurich Group. However, in determining to recommend to the Board that it approve the Merger and the Merger Agreement, the Special Committee considered the report of Morgan Stanley to the Board, dated April 17, 1997, and the financial opinion of Morgan Stanley, dated the same date, which included analyses of precedent transactions and price/book multiples as well as other analyses customarily employed in connection with the delivery of financial opinions.

     In addition, at the February 12, 1997 meeting, Morgan Stanley representatives reported that they had completed a substantial portion of their research and analyses and could be prepared in a few days to discuss their work with the Special Committee. The Special Committee determined to schedule a meeting to discuss Morgan Stanley's preliminary findings and to have Mr. Marto contact representatives of Zurich Group to ascertain Zurich Group's current thinking with respect to the offer of $36.00 per Public Share. Within a few days of such meeting, Mr. Marto spoke with representatives of DLJ and expressed his belief that Zurich Group's offer of $36.00 per Public Share was inadequate.

     On February 26, 1997, the Special Committee met with representatives of Morgan Stanley and Cravath. Morgan Stanley discussed its preliminary evaluation of the financial terms of the Proposed Transaction. Morgan Stanley representatives led the Special Committee through a discussion of various methodologies for determining the value of the Public Shares. The Special Committee extensively discussed with representatives of Morgan Stanley those methodologies and various factors related to each. The methodologies used by Morgan Stanley and various details of the Morgan Stanley analyses are set forth below under "-- Opinion of Financial Advisor to the Special Committee." The Special Committee directed Morgan Stanley representatives to meet with and discuss their analyses of the Zurich Group offer with representatives of DLJ. At the direction of Mr. Johnson, an executive officer of Zurich Group, DLJ agreed to meet with Morgan Stanley on March 3, 1997. At the meeting, Morgan Stanley discussed with DLJ its preliminary views on the methodologies appropriate to valuation of the Company. Morgan Stanley discussed in particular its view of relevant precedent transactions, as described in "-- Opinion of Financial Advisor to the Special Committee." Neither Morgan Stanley nor DLJ proposed any specific price per share, although Morgan Stanley indicated its view that the Special Committee was unlikely to recommend acceptance of the offer of $36.00 per share.

     In response to Morgan Stanley's indication that the Special Committee was unlikely to recommend acceptance of the $36.00 per share offer, Messrs. Hueppi, Johnson, Gluckstern and Markus Rohrbasser, Chief Financial Officer of Zurich Group, met with DLJ on March 18, 1997 to discuss whether Zurich Group would be willing to increase its offer above $36.00 per share. Based on the fact that the Common Stock was trading in the $38.00 range at the time, DLJ advised Zurich Group that it should consider raising the offer to an amount per share between $38.00 and $38.50. It was then determined that Zurich Group should indicate to the Special Committee that it would consider an increase in the price offered to $38.25 per Public Share. At the meeting, Mr. Hueppi instructed Mr. Rohrbasser to negotiate with the Special Committee on his behalf in order to determine a final price for the Public Shares.

     On March 20, 1997, members of the Special Committee attended a regular meeting of the Board of Directors of the Company. Prior to such meeting, members of the Special Committee discussed the Proposed Transaction with Mr. Hueppi. Mr. Hueppi indicated to members of the Special Committee that he would consider recommending an increase in the price offered to $38.25 in cash per Public Share.

     On March 25, 1997, the Special Committee met with representatives of Cravath. At such meeting, the Special Committee discussed the possibility of a transaction at a price of $38.25 per Public Share. The Special Committee discussed at length how it should proceed in its negotiations with Zurich Group. At the Special Committee's request, representatives of Cravath restated the duties of the Special Committee, including its duty to negotiate at arm's length with Zurich Group on behalf of the Independent Stockholders in order to obtain the best price that Zurich Group would pay for the Public Shares. The Special Committee noted that unless and until a definitive merger agreement was executed, Zurich Group could restructure its proposal and proceed directly with a solicitation of the Independent Stockholders and therefore discussed that an overly aggressive negotiating posture by the Special Committee might increase the risk that Zurich Group would choose to forego Special Committee approval of any acquisition, which could result in the Independent Stockholders ultimately receiving less than $38.25 per share. The Special Committee also discussed its duty to obtain the best price that Zurich Group is willing to pay for the Public Shares. The Special Committee concluded that further discussions with Zurich Group were needed to determine whether Zurich Group would consider a price higher than $38.25 per Public Share. The Special Committee authorized Mr. Marto to contact Mr. Hueppi for further negotiations and to schedule a meeting, if appropriate, between the Special Committee and representatives of Zurich Group.

     On April 10, 1997, Mr. Marto discussed the Zurich Group offer with Mr. Rohrbasser indicating to Mr. Rohrbasser that $38.25 per Public Share was inadequate. During that discussion and negotiation, Mr. Rohrbasser suggested that Zurich Group would consider making a revised offer of $39.50 per Public Share.

     On April 11, 1997, the Special Committee met to discuss the possibility of a revised Zurich Group offer at $39.50 per Public Share. There was a brief discussion about an offer of $39.50 per Public Share, and the Special Committee agreed to meet again on Monday, April 14, with its legal and financial advisors to discuss the transaction.

     On April 14, 1997, the Special Committee met with representatives of Morgan Stanley and Cravath. At the Special Committee's request, Morgan Stanley representatives presented their updated analysis from a financial perspective of the Proposed Transaction, discussing various factors that had changed since their last presentation. The methodologies used by Morgan Stanley and various details of their analyses are set forth below under "-- Opinion of Financial Advisor to the Special Committee." The Special Committee discussed the Proposed Transaction at length, again revisiting the advantages and disadvantages of pressing Zurich Group for a yet higher offer. Each Special Committee member expressed his belief that in his business judgment, based on reports from Mr. Marto and Morgan Stanley of their discussions with representatives of Zurich Group and the financial analyses of the Company performed by Morgan Stanley, and subject to receipt of a final fairness opinion of Morgan Stanley, $39.50 per Public Share was a fair price to the Independent Stockholders and the best offer price that could be obtained from Zurich Group. Cravath representatives advised the Special Committee of Cravath's belief that from a legal perspective the Special Committee had applied the appropriate process in performing its duties and that the Special Committee had negotiated with Zurich Group at arm's length on behalf of the Independent Stockholders. The Special Committee directed Morgan Stanley to finalize and distribute a written copy of its analyses and conclusions, and the Special Committee directed Mr. Marto to request of Zurich Group that the Zurich Group Board of Directors formally approve the making of an offer of $39.50 per Public Share.

     On the evening of April 14, 1997, Willkie Farr indicated that the Proposed Transaction would be structured as a merger and, at the direction of Zurich Group and Parent, distributed a draft Merger Agreement which contemplated that Parent, Sub and the Company would be the parties to the Agreement and a timeline of events relating to the Merger.

     On April 15 and 16, 1997, Mr. Marto and Cravath representatives requested several changes to the draft Merger Agreement. The Special Committee negotiated the terms of the Merger Agreement with Zurich Group, on behalf of itself and Parent, and Willkie Farr. Mr. Marto and Cravath indicated that because Zurich Group had controlled the Company since its formation four years earlier, it would be appropriate that the Company's representations to Zurich Group in the Merger Agreement be few in number and fundamental in nature. Mr. Marto and Cravath also requested that the closing of the Merger not be conditioned in any way on the Centre Merger. These suggestions were incorporated into the Merger Agreement in conjunction with a provision by which Parent can elect to extend the closing date of the Merger for 90 days, or any portion thereof, following the date when the conditions to closing set forth in the Merger Agreement have been satisfied or waived. If Parent makes such election, however, Parent is obligated to pay interest on the Merger Consideration for the period of that extension at the prime rate announced by The Chase Manhattan Bank, N.A. Certain other non-material changes were also made as a result of these discussions. This provision was added to enable Parent to defer the closing under the Merger Agreement in the event that certain regulatory approvals relating to the Centre Merger, which approvals are not conditions to the obligations of Parent to consummate the Merger, are not received prior to the time that the conditions to the closing of the Merger have been satisfied. For a description of the Merger Agreement, see "The Merger Agreement."

     On April 17, 1997, Mr. Hueppi, on behalf of Zurich Group, confirmed to the full Board a revised offer of $39.50 per Public Share. At the meeting, the Special Committee presented to the Board a summary of its deliberations and its conclusion that the revised offer was fair to the Independent Stockholders. The Special Committee then recommended that the full Board approve the revised offer of $39.50 per Public Share. Morgan Stanley gave a presentation of its financial analysis of the revised offer and indicated its opinion that the proposed price was fair to the Independent Stockholders from a financial point of view. Following the Board meeting, Morgan Stanley delivered its written opinion to the Special Committee and the Merger Agreement was executed by the parties thereto. For a full description of the April 17 meetings of the Special Committee and the Board and the presentation by Morgan Stanley, see "-- Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Merger" and "-- Opinion of Financial Advisor to the Special Committee."

     At a special meeting on April 17, 1997, the Compensation Committee of the Board discussed the treatment under the Merger of certain shares of the Company's Common Stock and the Company Options issued under the terms of the Company's various long-term incentive compensation plans. Such discussion focused on the need to continue the essential incentive features of such plans while providing for an equitable disposition of these interests. At the meeting, the members of the Compensation Committee unanimously approved the treatment of such shares and options reflected in the terms of the Merger Agreement and described elsewhere in this Proxy Statement.

     Subsequently, on May 5, 1997, T. Rowe Price Associates, Inc. ("Price"), a registered investment advisor which beneficially owns approximately 5% of the outstanding shares of Common Stock, sent a letter to the members of the Special Committee expressing its dissatisfaction with the Merger Consideration. In addition, Price indicated in a Schedule 13D filed with the SEC on May 6, 1997, that it may consider alternatives which may be available to it in light of the Company's announcement of the Merger.

     In its letter, Price outlined a number of factors in support of its position that the Merger Consideration is inadequate. First, Price stated that Zurich Group's offer of $39.50 per Public Share is less than Price's estimate of the Company's October 31, 1997 "intrinsic value" (or economic book value) of $39.77 per share and that Zurich Group's offer does not include any "franchise value" of the Company, which Price believed to be considerable. Of the $39.77 per share "intrinsic value" of the Company advanced by Price, $2.77 per share is attributable to Price's estimate of the value of a potential tax credit for Zurich Group from the State of Connecticut under the Connecticut Insurance Reinvestment Act in connection with possible consolidation of Zurich Group's reinsurance operations in Stamford, Connecticut following the Merger. Second, Price stated that Zurich Group's $39.50 per Public Share offer represented approximately 1.4 times estimated October 31, 1997 book value of the Company per share and noted higher price/book multiples for the Company when it went public (i.e., 1.47 times book value) and for the recent acquisition prices of the direct reinsurers American Re Corporation (i.e., 3.48 times book value) and National Re Corporation (i.e., 2.35 times book value). Finally, Price stated that the Merger Consideration would not adequately compensate Independent Stockholders for the growth in the Company's business since its May 1993 initial public offering as the aggregate return to a stockholder who bought in the initial public offering and received the Merger Consideration would be only 13% over that 47-month period based upon share price appreciation alone.

     The claims made by Price in its letter, dated May 5, 1997, were not directly considered by the Special Committee or Morgan Stanley because that letter was received more than two weeks after the Special Committee made its recommendation to the Board and the Board approved and adopted the Merger and the Merger Agreement. However, in determining to recommend to the Board that it approve the Merger and the Merger Agreement, the Special Committee considered the report of Morgan Stanley to the Board, dated April 17, 1997, and the financial opinion of Morgan Stanley, dated the same date which included analyses of precedent transactions and price/book multiples as well as other analyses customarily employed in connection with the delivery of financial opinions. See "-- Recommendation of the Special Committee and the Board of

Directors of the Company; Fairness of the Merger" and "-- Opinion of Financial Advisor to the Special Committee."

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose for the Merger is to effect the acquisition by Parent of all the equity interests of the Company represented by the Public Shares. In the Merger, each Public Share will be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest. The acquisition of the Public Shares has been structured as a cash merger in order to provide a prompt and orderly transfer to Parent of ownership of the equity interests represented by the Public Shares. Given that under the Exchange Act Zurich Group is a foreign private issuer and that Parent is an indirect wholly owned subsidiary of Zurich Group, the Company, Zurich Group and Parent believed that cash would represent a more attractive form of consideration to the holders of Public Shares than the stock of either Zurich Group or Parent.

     In determining to acquire the Public Shares at this time, the Company, Parent and Zurich Group focused on a number of factors. Specifically, Parent and Zurich Group considered that recent changes in the reinsurance marketplace made a consolidation of Zurich Group's reinsurance interests in North America seem desirable. Parent and Zurich Group further considered that the acquisition of the Public Shares in conjunction with the Centre Merger would (i) facilitate Zurich Group's development of a more consistent and flexible global presence in a property and casualty reinsurance marketplace characterized by recent corporate consolidations, (ii) improve Zurich Group's ability to compete on larger, non-commodity reinsurance opportunities in light of the continuation of highly competitive conditions in the reinsurance industry, (iii) assist Zurich Group in responding to the increasing overlap in the markets for the traditional reinsurance approaches generally employed by ZRC and the non-traditional products offered by ZRC's affiliates, including Centre NY, (iv) create a deeper and more diverse management group with a more efficient capital structure, (v) provide for a simpler management reporting process, (vi) allow Zurich Group to capture 100% of the Company's earnings and cash flow, (vii) reduce compliance costs, (viii) yield potential overhead savings, and (ix) represent a good use of Parent's available funds relative to alternative investments. Although the Company did not initiate the Merger, the Company believes that it will benefit from the factors enumerated in clauses (i) through (v), (vii) and (viii) above.

     Zurich Group considered various alternatives to the Merger including the acquisition by Zurich Group or one of its affiliates of the Public Shares, the possibility of merging the operations of Centre NY and ZRC, and changing the focus of the Company and Centre NY without concurrent structural changes. Specifically, consideration was given as to whether ZRC should attempt to develop a finite risk insurance business without any reorganization of the corporate structure of the Company. Alternatives to the Merger were rejected because the Merger was the most efficient way of accomplishing the purposes set forth above. Similarly, the Company did not consider any alternatives to the Merger because the Merger was the most efficient way of accomplishing the purposes set forth above and because the Company did not have knowledge of any other offers to purchase the Company.

     Following the Merger, it is anticipated that the Common Stock and the Senior Notes will be delisted from the NYSE and the registration of such securities under the Exchange Act will be terminated, thereby allowing the Company to eliminate certain overhead costs (including the time devoted by its employees and the fees and expenses of various professional advisors and service providers of the Company) which relate exclusively to the Company's being a public company. See "-- Plans for the Company after the Merger" and "-- Certain Effects of the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

     The Company. On April 17, 1997, the Special Committee met with representatives of Cravath and Morgan Stanley at the Company's headquarters in New York City, New York. Morgan Stanley informed the Special Committee that it was prepared to deliver a written opinion to the effect that the proposed price of $39.50 per Public Share to be received by the Independent Stockholders in the Merger would be fair to such holders from a financial point of view. Mr. Marto described the recent changes to the terms of the Merger

Agreement and the structure and content of that Agreement to the other members of the Special Committee. The Special Committee reviewed a draft of the Merger Agreement, pursuant to which (i) each outstanding share of Common Stock (other than Dissenting Shares and shares owned by Zurich Stockholders) would be converted into the right to receive the $39.50 in cash (plus interest on the period of an extension made at the election of Parent) and (ii) each share of Common Stock held by the Company as treasury stock or owned by Zurich Stockholders would be canceled, and no payment would be made with respect thereto. After a full discussion and on motion duly made and seconded, the Special Committee unanimously resolved to recommend to the Board that the terms of the Merger and the Merger Agreement were fair to the Independent Stockholders and that the Board approve and adopt the Merger and the Merger Agreement.

     On April 17, 1997, at a Board meeting immediately following the meeting of the Special Committee, the Special Committee described to the Board the process that it employed in determining the fairness of the Merger and the Merger Agreement. At the Special Committee's request, Morgan Stanley presented its research, analyses, and conclusion to the full Board of Directors, including its opinion that the proposed price of $39.50 per Public Share was fair from a financial point of view to the Independent Stockholders. Morgan Stanley representatives answered questions directed to them by members of the Board. The Special Committee then recommended to the Board that the terms of the Merger and the Merger Agreement were fair to the Independent Stockholders and that it was the Special Committee's recommendation that the Board approve and adopt the Merger and the Merger Agreement. Discussion by the Board with respect to the Merger and the Merger Agreement followed.

     The Board, including all members of the Special Committee, then unanimously determined that the Merger and the Merger Agreement were fair to and in the best interests of the unaffiliated stockholders of the Company, and approved the Merger and the Merger Agreement. In finding that the Merger and the Merger Agreement were fair to and in the best interests of the unaffiliated stockholders of the Company, the Board relied on the factors (enumerated below) relied on by the Special Committee and on the recommendation of the Special Committee that the Board approve and adopt the Merger and the Merger Agreement.

     In determining to recommend to the Board that it approve the Merger and the Merger Agreement, the Special Committee considered a number of factors. The material factors considered by the Special Committee were:

          (a) the Special Committee's evaluation of the Company's business, financial condition and future prospects (which evaluation was substantially the same as the evaluation by Morgan Stanley summarized hereinafter under the caption "-- Opinion of Financial Advisor to the Special Committee"), including ownership of 65.7% of the outstanding shares of Common Stock by the Zurich Stockholders;

          (b) that the price of $39.50 per Public Share represents a premium of 28.5% over the closing sales price per share on the New York Stock Exchange on January 10, 1997, the last trading day prior to the public announcement of the Proposed Transaction;

          (c) that the sales price of the Public Shares on the New York Stock Exchange has never equaled or exceeded $39.50 per share;

          (d) presentations by Morgan Stanley regarding the financial condition, results of operations, business and prospects of the Company;

          (e) presentations by Morgan Stanley regarding the industry in which the Company operates and the financial, operating and stock price history of the Company in comparison to certain comparable companies operating in the same industry, including considerations of current market prices, historical market prices, net book value, going concern value and liquidation value which are reflected in the report presented by Morgan Stanley to the Board of Directors of the Company, dated April 17, 1997, and in the financial opinion of Morgan Stanley;

          (f) statements by Morgan Stanley at the April 17, 1997, Special Committee Meeting that Morgan Stanley would be prepared to deliver to the Special Committee a written opinion to the effect that the price of $39.50 per Public Share was fair to the Independent Stockholders from a financial point of view, which written opinion dated as of April 17, 1997, was, in fact, delivered to the Special Committee by Morgan Stanley; and

          (g) the belief of each member of the Special Committee that in his business judgment, based on reports from Mr. Marto and Morgan Stanley of their discussions with representatives of Zurich Group and the financial analyses of the Company performed by Morgan Stanley, the $39.50 price per Public share is fair and that Zurich Group would not increase its offer price above $39.50 per Public Share.

     The Special Committee's review of current market prices of the Public Shares included a comparison of the price of $39.50 per Public Share with the closing price on the last trading day prior to the announcement of the Proposed Transaction. The Special Committee considered as favorable to its determination the fact that the $39.50 per share price to be paid in the Merger represents a premium of 28.5% over the $30.75 price at which the Public Shares closed on January 10, 1997.

     The Special Committee's review of historical market prices of the Public Shares led it to conclude as favorable to its determination that $39.50 per share (i) was higher than the highest price ever reached by the Public Shares prior to the announcement of the Proposed Transaction (which was the initial public offering price of $35.00 in January 1993), and (ii) represents a premium of 26% over the median price for the Public Shares of approximately $31.45 over the four year period ending on April 4, 1997 (during which period the total number of shares of Common Stock traded represented approximately 367.8% of the total number of shares held by the Independent Stockholders) estimated by Morgan Stanley as part of its price/volume analysis of the trading history of the Common Stock.

     The Special Committee's consideration of net book value was reflected in the Public Market Reference Range, the Adjusted M&A Market Reference Range, the Adjusted Acquisition Reference Range and the Summary Reference Range presented by Morgan Stanley in its report dated April 17, 1997. Specifically, Morgan Stanley used December 31, 1996 GAAP book value of the Company and economic book value of the Company as calculated by Morgan Stanley equity research in a November 20, 1996 report, in conjunction with multiples of net book value and economic book value to market prices of comparable companies, to determine the Public Market Reference Range. The Public Market Reference Range was then used by Morgan Stanley in its calculation of the Adjusted M&A Market Reference Range, so that the Company's net book value and economic book value are also reflected in the Adjusted M&A Market Reference Range. Morgan Stanley used the June 30, 1997 estimated book value of the Company and the Company-calculated economic book value, in conjunction with multiples of book values to price paid in precedent transactions, to calculate the Adjusted Acquisition Reference Range. Finally, because Morgan Stanley used the Public Market Reference Range, the Adjusted M&A Market Reference Range and the Adjusted Acquisition Reference Range, among others, in its determination of the Summary Reference Range, the Company's net book value was also reflected in the Summary Reference Range. The Special Committee concluded as favorable to its determination that the price of $39.50 per Public Share exceeded the high end of the Public Market Reference Range and was in the very high end of the Summary Reference Range and the Adjusted M&A Market Reference Range, despite the price of $39.50 being approximately at the midpoint of the Adjusted Acquisition Reference Range.

     The Special Committee's consideration of the Company's going concern value included its consideration of the Discounted Cash Flow Range presented by Morgan Stanley in its report dated April 17, 1997. The discounted cash flow analysis of the Company was performed by adding (i) the present value of the projected dividend streams of the continuing operations of the Company over a 10-year period and (ii) the present value of the Operations' (as defined below) terminal value. The Special Committee considered as favorable to its determination the fact that the $39.50 per share price to be paid in the Merger exceeded the high end of the Discounted Cash Flow Range of $33-$37 per share.

     The Special Committee's consideration of liquidation value was reflected in the Liquidation or Runoff Valuation presented by Morgan Stanley in its report dated April 17, 1997. The Special Committee considered as favorable to its determination the fact that the $39.50 per share price to be paid in the Merger represents a premium of 28.5% over the liquidation valuation of $30.74 per share based on a 6% discount rate, the highest liquidation valuation presented by Morgan Stanley. The Special Committee did not consider the price paid in prior purchases of shares of Common Stock by the Zurich Stockholders described in "Certain Transactions in the Common Stock" as a factor because the most recent of such transactions was consummated approximately one year prior to Zurich Group's initial offer with respect to the Proposed Transaction. In addition, there were no firm offers by unaffiliated persons to purchase the Company of which the Special Committee had knowledge. Accordingly, the Special Committee did not consider third party offers as a factor. In view of the variety and nature of the factors considered by the Special Committee, the Special Committee did not consider it practical to, nor did it attempt to, quantify or assign relative weights to the specific factors considered in reaching its determination, except that the Special Committee placed particular emphasis on the opinion of Morgan Stanley.

     As described below, Morgan Stanley performed certain valuation analyses on the Company in order to reach its opinion. These analyses resulted in the following per share valuation ranges for the Company (each of which is described in more detail below under "-- Opinion of Financial Advisor to the Special Committee"):

    Public Market Reference Range.......................................  $28.00 -- $31.00
    Adjusted M&A Market Reference Range.................................  $35.67 -- $40.57
    Adjusted Acquisition Reference Range................................  $37.63 -- $41.55
    Discounted Cash Flow Range..........................................  $33.00 -- $37.00

     The Special Committee determined that the Merger is fair to the Independent Stockholders notwithstanding the fact that the high end of two of Morgan Stanley's ranges (the Adjusted M&A Market Reference Range and the Adjusted Acquisition Reference Range) exceeded $39.50 by approximately $1.00 and $2.00, respectively, because $39.50 per share is close to the high end of the Adjusted M&A Market Reference Range and approximately at the midpoint of the Adjusted Acquisition Reference Range, as well as being in excess of the high end of each of the other two ranges indicated by Morgan Stanley. See "-- Opinion of Financial Advisor to the Special Committee."

     The Merger is not structured so as to require the approval by a majority of the unaffiliated stockholders of the Company. Notwithstanding this fact, the Company, Zurich Group and Parent believe that the Merger and the Merger Agreement are procedurally fair to the unaffiliated stockholders of the Company because: (i) the Special Committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an arm's-length basis with Parent and Zurich Group on behalf of, the unaffiliated stockholders of the Company; (ii) the Special Committee retained and was advised by independent legal counsel; and (iii) the Special Committee retained Morgan Stanley as independent financial advisor to assist it in evaluating the Proposed Transaction. The Special Committee believes the Merger and the Merger Agreement are procedurally fair for the reasons described in clauses (i) through (iii) above and because of their belief that Zurich Group and its advisors negotiated in good faith with the Special Committee and Morgan Stanley. The Special Committee believes that Zurich Group and its advisors negotiated in good faith for the following reasons: (i) the $39.50 price per share represented an increase in the aggregate purchase price for the Public Shares of approximately $31 million, a price which the Special Committee, based on its business judgment and the financial opinion of Morgan Stanley, concluded was fair to the Independent Stockholders; and (ii) material provisions of the Merger Agreement, including the representations and warranties and closing conditions, were substantially revised as described in "-- Background of the Merger" to reflect the Special Committee's comments resulting in a transaction with greater certainty of closing because it is not conditioned on the Centre Merger or any other financing and because the Merger Agreement has only a limited number of representations and warranties given by the Company.

     Parent and Zurich Group. Neither Parent nor Zurich Group had any involvement in the Special Committee's evaluation of the fairness of the Merger to the unaffiliated stockholders of the Company and did not undertake any formal evaluation of their own as to the fairness to the unaffiliated stockholders of the Company. However, Parent and Zurich Group considered the advice of DLJ, Parent's and Zurich Group's financial advisor, regarding, among other things, the current and historical market prices for the Common Stock (and the fact that the Merger Consideration is substantially more than the trading prices of the Common Stock before Parent proposed the Merger as well as at the time of the Merger, factors which favorably impacted Parent's and Zurich Group's determinations as to the fairness of the Merger), valuations of other selected companies, the range of premiums paid in selected minority buyouts since 1990, discounted cash flow analyses and the all cash consideration. The DLJ analyses resulted in the following per share valuation ranges for the Company (each of which is described in more detail below under "-- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation"):

        Public Comparable Company Range...............................  $32.87-$33.53
        Premiums Paid Range...........................................  $33.44-$38.98
        Discounted Cash Flow Range
          (Book Value Multiple).......................................  $27.96-$35.19
        Discounted Cash Flow Range
          (Net Income Multiple).......................................  $23.59-$28.28
        Intrinsic Value Analysis......................................  $34.18

     The $39.50 per Public Share price exceeds the high end of each of the valuation ranges indicated by DLJ, thereby supporting each of Parent's and Zurich Group's belief that the Merger is fair to the unaffiliated stockholders of the Company. In addition, Parent and Zurich Group considered the same factors, and the bases therefor, considered by the Special Committee in evaluating the fairness of the Merger, as set forth above, including the Special Committee's consideration of current market prices, historical market prices, net book value, going concern value and liquidation value. Parent and Zurich Group considered such factors to have the same impact on their fairness determinations as did the Special Committee. Parent and Zurich Group also considered the fact that the Special Committee had received the written opinion of Morgan Stanley addressed to the Special Committee to the effect that, as of the date thereof, the $39.50 per Public Share to be received by the Independent Stockholders in the Merger is fair to the Independent Stockholders, from a financial point of view, and the fact that Parent and Zurich Group determined such price on an arm's-length basis with the Special Committee, assisted by the Special Committee's independent legal and financial advisors. Parent and Zurich Group believe that these factors, each of which favorably impacted Parent's and Zurich Group's determinations as to fairness, when considered together, provide a reasonable basis for Parent and Zurich Group to believe, as they do, that the Merger is fair to the unaffiliated stockholders of the Company. Parent and Zurich Group did not attach specific relative weights to the factors considered in reaching their views as to fairness, except that both Parent and Zurich Group placed particular emphasis on the recommendation of the Special Committee.

     Neither Parent nor Zurich Group considered the price paid in prior purchases of shares of Common Stock by the Zurich Stockholders described in "Certain Transactions in the Common Stock" as a factor in evaluating the fairness of the Merger, because the most recent of such transactions was consummated approximately one year prior to Zurich Group's initial offer with respect to the Proposed Transaction. In addition, neither Parent nor Zurich Group had knowledge of any firm offers to purchase the Company made by any unaffiliated persons. Accordingly, Parent and Zurich Group did not consider third party offers as a factor.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Morgan Stanley was retained to act as financial advisor to the Special Committee in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by the Special Committee based on Morgan Stanley's experience and expertise. Morgan Stanley delivered its written opinion to the Special Committee on April 17, 1997, that, as of such date, and subject to certain considerations set forth in its opinion, the consideration to be received by the Independent Stockholders pursuant to the Merger Agreement is fair from a financial point of view.

     THE FULL TEXT OF THE OPINION OF MORGAN STANLEY, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY, IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE REPORT BY MORGAN STANLEY RELATING TO ITS OPINION IS ATTACHED AS AN EXHIBIT TO THE SCHEDULE 13E-3 (SEE "ADDITIONAL

INFORMATION"). MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY THE INDEPENDENT STOCKHOLDERS IN THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion Morgan Stanley (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements, assessments of reserves and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections prepared by the management of the Company (see "Certain Projected Financial Data"); (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company and the Special Committee and their respective financial and legal advisors; (ix) reviewed the draft Merger Agreement; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of rendering its opinion. Morgan Stanley also assumed that the financial projections provided to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisals of the assets or liabilities of the Company. Morgan Stanley's opinion was based on the economic, market and other conditions in effect on, and the information made available to it as of, the date of the opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

     The following is a brief summary of the analyses Morgan Stanley utilized in arriving at its opinion as to the fairness of the consideration to be received by the Independent Stockholders in the Merger and that Morgan Stanley discussed with the Special Committee and the Board on April 17, 1997.

     Comparable Company Analysis. Morgan Stanley compared certain financial information of the Company with the following group of reinsurance companies:
Chartwell Re Corporation, Everest Reinsurance Holdings, Inc., NAC Re Corp., Transatlantic Holdings, Inc. and Trenwick Group Inc. The financial information compared included market capitalization, current price, price as a percentage of the previous 52-weeks' high and low price, current price as a multiple of Institutional Brokers Estimate System ("I/B/E/S") estimated earnings per share for 1997 and 1998, current price as a multiple of December 31, 1996 book value with and without unrealized investment gains or losses, current price as a multiple of economic book value as calculated by Morgan Stanley equity research in a November 20, 1996 report, five year projected I/B/E/S EPS growth rate, 1997 projected return on average equity and dividend yield. In connection with this analysis, Morgan Stanley reviewed comparable company public market trading multiples of (i) 1997 I/B/E/S projected net income, (ii) 1998 I/B/E/S projected net income, (iii) December 31, 1996 GAAP book value and (iv) economic book value as calculated by Morgan Stanley equity research in a November 20, 1996 report. The market price information used in such analysis was as of April 14, 1997. The earnings per share estimates used were based on estimates as of April 12, 1997 provided by I/B/E/S, a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts.

     This analysis resulted in a public market reference range for the Company of between $747 million and $827 million (or $28.00 per share to $31.00 per share). In addition, Morgan Stanley derived an adjusted M&A market reference range for the Company of between $951 million and $1,082 million (or between $35.67 per share and $40.57 per share) by applying a premium of approximately 25%-30% to the public market reference range derived above, and then adding the net effect of options assumed to be exercised and the value of I/B/E/S projected earnings for the first two quarters of 1997.

     No company utilized in the comparable companies analysis as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Precedent Transactions Analysis. Morgan Stanley also performed an analysis of certain precedent transactions including Munich Reinsurance Company's acquisition of American Re Corporation, SCOR Reinsurance Company's acquisition of Allstate Reinsurance, General Re Corporation's acquisition of National Re Corporation, Fairfax Financial Holdings Limited's acquisition of Skandia America Reinsurance Corporation, the public market acquisition of Prudential Reinsurance Holdings, Inc., Zurich Reinsurance Centre Holdings, Inc.'s acquisition of Re Capital Corporation, Exor America Inc.'s acquisition of Constitution Re Corporation, QBE Insurance Group Ltd's acquisition of American Royal Reinsurance Co., Alleghany Corporation's acquisition of Underwriters Reinsurance Company, Lumbermens Mutual Casualty Company's acquisition of Kemper Reinsurance Company, American Re Corporation's acquisition of American Re-Insurance Company, Christiana General Insurance Corp.'s acquisition of Belvedere Corp., Wand Partners, Inc./Michigan Mutual Insurance Co.'s acquisition of Chartwell Re Corporation, and Robert M. Bass Group & Acadia Partners, L.P.'s acquisition of National Reinsurance Corporation. The financial information compared in the analysis included aggregate transaction value and return on average equity of the acquired company. In connection with this analysis, Morgan Stanley derived multiples for the precedent transactions, including the price paid for the acquired company as a multiple of GAAP 1996 and 1997 estimated net income, 1997 and 1998 estimated economic net income, and estimated book value and estimated economic book value for June 30, 1997. Morgan Stanley reviewed the net premiums paid and total market value in precedent transactions. The following multiples were derived from this analysis: 14.0x-16.0x 1996 actual net income, 13.0x-15.0x 1997 estimated net income, 13.0x-15.0x 1997 and 12.0x-13.0x 1998 estimated economic net income and 1.30x-1.60x and 1.05-1.15x June 30, 1997 estimated book value and Company calculated economic book value, respectively, and applied these multiples to the Company. Based on these multiples, Morgan Stanley observed implied per share values of: $17.41 to $19.90 on a 1996 actual net income basis, $22.05 to $25.44 on a 1997 estimated net income basis, $31.14 to $35.93 on a 1997 estimated economic net income basis, $35.21 to $38.14 on a 1998 estimated economic net income basis, $35.36 to $43.52 on a June 30, 1997 estimated book value basis, and $38.24 to $41.88 on a June 30, 1997 estimated economic book value basis. Applying the multiples derived from the precedent transactions, and accounting for the net effect of options assumed to be exercised and the value of I/B/E/S projected earnings for the first two quarters of 1997, resulted in a range of implied values for the Company of between $1,004 million and $1,109 million (or $37.63 per share to $41.55 per share).

     No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. The discounted cash flow analysis of the Company was determined by adding (i) the present value of the projected dividend streams of the continuing operations of the Company (the "Operations") over a 10-year period from 1997 through 2006, and (ii) the present value of the Operations' 2006 terminal value. The terminal value of the Operations' common equity at the end of the 10-year period was determined by multiplying 2007's projected GAAP net income by numbers representing various terminal multiples (ranging from 10.0x to 12.0x). Earnings were projected assuming the Company performed in accordance with the Case One Financial Projections (as defined below). The dividend streams and terminal values of the Operations were discounted to present values using different discount rates (ranging from 10% to 12%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Company's common equity. Morgan Stanley calculated a summary range of discounted cash flow values per share of Common Stock on a fully diluted basis of from $33.00 to $37.00.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the Independent Stockholders from a financial point of view and were provided to the Special Committee in connection with the delivery of Morgan Stanley's written opinion dated April 17, 1997. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend to the Board that it approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Special Committee with respect to the value of the Company or of whether the Special Committee would have been willing to agree to a different consideration.

     As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated February 12, 1997, between the Special Committee and Morgan Stanley (the "Engagement Letter"), the Special Committee agreed that the Company would pay Morgan Stanley an Initial Advisory Fee of $200,000 to compensate Morgan Stanley for services provided during the first sixty days of the engagement. Additional advisory fees in an amount equal to $42,500 is to be paid by the Company to Morgan Stanley for services provided following the first sixty days of the engagement. In addition, the Company agreed to pay Morgan Stanley a Financial Opinion Fee of $750,000 plus an Incremental Financial Opinion Fee equal to $664,216 which is equal to two percent (2%) of the difference between the purchase price per share paid by the Zurich Group and $36.00, multiplied by the fully diluted shares of the Company (not including those shares or options already owned by Zurich Stockholders), half of which became payable upon delivery of Morgan Stanley's opinion and the balance of which will be payable upon closing of the Merger. As set forth above, if the Merger is consummated, the total amount payable to Morgan Stanley is an amount equal to $1,656,716. In addition to the Advisory Fees and the Opinion Fees, the Special Committee agreed that the Company would pay Morgan Stanley a "time and efforts" fee, based on Morgan Stanley's customary charges, if Morgan Stanley is required to perform material services after the delivery of its opinion. The Engagement Letter with Morgan Stanley provides that the Company will reimburse Morgan Stanley for its expenses as incurred and indemnify Morgan Stanley against certain liabilities incurred in connection with its services.

SUMMARY OF FINANCIAL ANALYSIS OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

     As more fully described under "-- Background of the Merger," DLJ was retained by Parent to act solely as Parent's and Zurich Group's financial advisor (and not the advisor to or agent of any other person) in connection with the Proposed Transaction and the Merger and other matters arising in connection therewith pursuant to an engagement letter, dated as of August 14, 1996, between Parent and DLJ. DLJ was not requested to, and did not, render any opinion (oral or written) or advice concerning the fairness of the Merger Consideration to the Independent Stockholders or to any other party (including Zurich Group and Parent), although DLJ did conduct various valuation analyses in connection with the December Report, as described below.

     A copy of the December Report has been filed as an exhibit to the Schedule 13E-3 filed with the SEC with respect to the Merger and may be inspected and copied, and may be obtained by mail, from the SEC as set forth in "Available Information" and will be made available for inspection and copying at the principal executive offices of the Company at One Chase Manhattan Plaza, New York, NY 10005, during regular business hours, by any interested stockholder of the Company or his or her representative who has been so designated in writing.

     December Report. On December 4, 1996, DLJ delivered to Parent a written presentation (the "December Report") regarding the Company's business and prospects, and containing valuations of the Public Shares using a variety of different methodologies. In formulating the December Report, DLJ, among other things: (i) reviewed certain publicly available documents and certain other information, including the Financial Projections (see "Certain Projected Financial Data"); (ii) held discussions with senior executive officers of the Company and Parent; (iii) visited facilities of the Company; (iv) considered business trends in the business segments in which the Company operates; (v) reviewed public information with respect to the acquisition of minority interests; (vi) calculated valuations of the Public Shares using selected publicly traded company information, premiums paid in other minority interest acquisitions, and discounted cash flow analyses; and (vii) considered, among other things, such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

     Overview. The December Report reviewed the rationale of the Proposed Transaction for Parent, as of December 4, 1996, including that the transaction would (i) allow Parent to offer traditional reinsurance products and finite risk products from one source; (ii) create a larger, more highly capitalized entity;
(iii) provide for a simpler management reporting process; (iv) allow Parent to capture 100% of the Company's earnings and cash flow; (v) reduce compliance costs; (vi) yield potential overhead savings; and (vii) be a good use of Parent's available funds compared to other investment opportunities.

     Selected Company Analysis. DLJ compared the Proposed Transaction to the recent trading prices for two groups of selected public companies, including highly capitalized companies (given the Company's high capital base relative to business written) and property and casualty broker market reinsurance companies (given the Company's business mix). The highly capitalized companies included GCR Holdings Limited, IPC Holdings, Ltd., LaSalle Re Holdings Limited, Mid Ocean Limited, PartnerRe Limited, PXRE Corporation, RenaissanceRe Holdings Ltd. and the property and casualty broker market reinsurance companies included Chartwell Re Corporation, Everest Reinsurance Holdings, Inc., NAC Re Corp., Transatlantic Holdings, Inc. and Trenwick Group Inc. DLJ advised Parent that there are no companies directly comparable to the Company and the analysis had to be considered in light of that qualification. DLJ believed the comparison to trading prices of issuers not currently the subject of an acquisition was relevant because the Proposed Transaction did not involve a change in control of the Company.

     Given that the Company is highly capitalized, DLJ concluded that the relevant valuation parameter is price as a multiple of book value per share ("price/book multiple"). The highly capitalized companies price/book multiple ranged from 1.0x to 1.7x, which implied a valuation range of $26.11 to $44.39, as compared to the property and casualty broker market reinsurance companies price/book multiple range of 1.2x to 1.6x, which implied a valuation range of $31.33 to $41.78.

     Premium Analysis. The December Report sets forth DLJ's calculations of an implied valuation of the Company based on premiums offered in comparable acquisitions of minority shareholdings during the last six years. DLJ found that, of 47 minority transactions surveyed since 1990, 29 had a premium of less than 30%, while 21 had a premium of less than 20%. For the transactions analyzed, the median premium to the market price one day prior to announcement was 23.7% (implying a per Public Share price of $38.34); the median premium to the market price one month prior to announcement was 31.1% (implying a per Public Share price of $39.98); and the median premium to the high trading price over the preceding 52 weeks was 2.5% (implying a per Public Share price of $33.44).

     Discounted Cash Flow Analysis. DLJ prepared two matrices of future per Public Share values, based on management projections contained in the Financial Projections as well as a range of 2002 terminal book value multiples and net income multiples using various discount rates. See "Certain Projected Financial Data." The first matrix assumed terminal book value multiples of 1.4x to 1.8x and discount rates of 13% to 17%; this analysis indicated a low per Public Share value of $24.84, assuming the lowest multiple and the highest discount rate, and a high per Public Share value of $39.34, assuming the highest multiple and the lowest discount rate. The second matrix assumed terminal net income multiples of 12.0x to 14.0x and discount rates of 13% to 17%; this analysis indicated a low per Public Share value of $21.52, assuming the lowest multiple and the highest discount rate, and a high per Public Share value of $30.93, assuming the highest multiple and the lowest discount rate. In comparison, the discounted cash flow analysis ("DCF") of Morgan Stanley indicated a summary range of DCF values per share of Common Stock on a fully diluted basis of from $33.00 to $37.00. The differences between the Morgan Stanley and DLJ valuations under the same method can be explained as follows:

     (a) DLJ performed a DCF based on the Company's projections through 2002, while Morgan Stanley extrapolated from the Financial Projections to project the Company's performance to 2006 and performed a longer-term DCF.

     (b) DLJ used a higher set of discount rates than Morgan Stanley. DLJ assumed an equity beta of 1.0 (the market average), a long term risk free rate of 7.0% and an equity risk premium of 8.0%. Based on the capital asset pricing model formula, the discount rate would be 15.0% based on these assumptions. In order to come up with a range of DCF values, DLJ varied the discount rate from 13.0% to 17.0%. Morgan Stanley used a discount rate of 10.0% to 12.0%.

     (c) DLJ used terminal book value and terminal net income multiples based on a M&A premium to the multiples of the publicly traded comparable companies. This produced a multiple range of 12.0x to 14.0x terminal net income. These multiples differ from Morgan Stanley's assumptions of 10.0x to 12.0x for terminal net income.

     Economic Value Analysis. The Company calculates an economic value of its balance sheet. The economic value calculation takes into account the Company's tangible book value and adjusts for a mark-to-market of the Company's investment portfolio and the present value of the Company's loss reserves, reinsurance recoverables as well as other assets and liabilities. Further adjustments for one-year treaties are made to account for in force business that is bound by the Company but not written, business that is written by the Company but not earned and business that is bound by the Company but not in force. Based on the Financial Projections prepared by the Company for its November 1996 Board meeting, the estimate of economic value as of December 31, 1996 was $34.18 per Public Share.

     Accretion/Dilution Analysis. The December Report also contained an analysis of the Merger's accretive/dilutive impact, on a pro forma basis, on Parent's estimated 1997 EPS, based on a number of assumptions, including, among other things, currency exchange rates, the actual performance of the Company and prevailing interest rates.

     DLJ has stated to Parent that, in its view, the December Report is not necessarily susceptible to partial analysis or summary description. In addition, DLJ has advised Parent that selecting portions of the December Report or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying DLJ's analyses. No company or transaction used in the above analyses as comparison is identical to the Company or the contemplated transaction. The December Report was prepared solely for the purposes described above and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Parent, the Company or DLJ or any other person assumes responsibility if future results are materially different from those projected. The foregoing summary does not purport to be a complete description of the December Report and it is qualified by reference to the December Report which is filed as an exhibit to the Schedule 13E-3.

     In the course of its investigation DLJ relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by the Company, but DLJ did not assume any responsibility for independent verification for any of the foregoing information. In addition, DLJ did not make an independent evaluation or appraisal of the assets of the Company, nor was DLJ furnished with any such evaluation or appraisals. The December Report was based on facts and circumstances existing and disclosed to DLJ on the date such materials were presented to Parent.

     DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company and/or Parent for its own account and for the account of customers. DLJ has performed investment banking services for the Company and/or Parent in the past and has been compensated for such services. DLJ served as financial advisor to Zurich Group in its investment in Provident Companies, Inc. The Provident investment was consummated in March 1997 and DLJ received a fee for rendering those services. DLJ also served as a co-manager of the initial public offering of the Company and as a co-manager in the public offering of the Senior Notes.

     DLJ is acting as financial advisor to Parent in connection with the Merger. DLJ was selected to act as Parent's financial advisor in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. Pursuant to the Parent's August 14, 1996 letter agreement, Parent has agreed to pay DLJ a retainer fee of $100,000, and additional consideration of $1,900,000 in total, payable as follows: (i) $400,000, payable in cash at the time a proposal is submitted to the Board and (ii) $1,500,000, payable in cash promptly upon consummation of the Merger. Parent has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses incurred (including the reasonable fees and disbursements of its counsel) and to indemnify DLJ against certain liabilities, including certain liabilities under the federal securities laws.

PLANS FOR THE COMPANY AFTER THE MERGER

     Parent intends, subject to certain conditions, including receipt of all necessary regulatory approvals, to consummate the Centre Merger simultaneously with or promptly following the Merger. Centre NY and ZRC will analyze how best to integrate the management of the two entities after the Centre Merger. It is expected that the executive officers of the combined entity will be designated from the executive officers of each of Centre NY and ZRC. Richard Smith, the Chief Executive Officer and President of ZRC, will serve as Chief Executive Officer and David Wasserman, the President and Chief Executive Officer of Centre NY, will serve as Vice Chairman of the Board of Directors of the surviving corporation of the Centre Merger. Certain Centre NY and ZRC professionals will be assigned new roles at the holding company level or other affiliated entities.

     In connection with the funding of the Merger Consideration and related fees and expenses, Centre NY intends to repurchase and subsequently cancel certain common shares of its capital stock from Centre U.S. for approximately $245.9 million. The plan for the stock repurchase and cancellation will be authorized and approved by the Board of Directors of Centre NY. See "Special
Factors -- Sources of Funds; Fees and Expenses."

     Except as indicated in this Proxy Statement, Parent does not have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any other material changes in the Company's corporate structure or business or the composition of the Board or management of the Company.

     Representatives of an affiliate of Parent are engaged in discussions with representatives of the Office of the Governor of the State of Connecticut concerning the availability of state tax credits to certain affiliates of Parent as described below in the event that (i) a relocation (the "Relocation") of the executive offices of the U.S. subsidiaries of Parent, including the Company and its subsidiaries, to Stamford, Connecticut, can be completed on terms acceptable to Parent, (ii) an investment (the "Investment") can be made by certain affiliates of Parent in the Company or a subsidiary thereof on terms acceptable to Parent through a qualified fund in securities or debt instruments to be issued by the Company and (iii) certain other material conditions described below have been satisfied (together, the "Proposal"). Pursuant to Connecticut Public Act 94-214 and Connecticut Public Act 95-303 (together, the "Act"), credits against Connecticut state premium, income and certain other taxes payable ("Tax Credits") may be allowed as respects investments made through qualifying funds in Connecticut-based insurance businesses if and to the extent that such businesses meet certain criteria concerning the development of new infrastructure and employment opportunities in Connecticut.

     Under the terms of an understanding reached in March 1997 with the Commissioner of the Department of Revenue Services of the State of Connecticut (the "CDRS") and the Commissioner of the Department of Insurance of the State of Connecticut (the "CDOI"), Parent believes that implementing the Relocation and the Investment could generate up to approximately $190.0 million of nominal value Tax Credits for such investing affiliates over ten years to be utilized by such affiliates or assignees thereof on a deferred basis (0% for the first three years following the investment, 10% for each of the next four years and 20% for each of the following three years). Parent and certain affiliates will be required to demonstrate the creation of 400 new jobs in the State of Connecticut, the leasing or acquisition consistent with the terms of the Act of an office facility in Stamford, Connecticut and the relocation of existing in-state jobs from other locations into the facility. (Certain affiliates of Parent (other than the Company and its subsidiaries) now employ approximately 176 persons at their offices in downtown New York City. The Company and its subsidiaries now employ approximately 134 persons at these offices.) Receipt of the Tax Credits is now also subject to the condition that Parent or an affiliate make or cause to be made a payment of up to $12.5 million to fund certain regional infrastructure development in the State of Connecticut.

     No assurances are now possible as to the value to the Company or ZRC of any Tax Credits which may be realized in the future in connection with the Proposal. While full implementation of the Proposal (and, accordingly, realization of the full amount of the Tax Credits) will require the relocation of the Company and its subsidiaries, under the terms of the Act and as described above, Tax Credits created by implementing the Proposal will inure directly to the benefit of the investors in the qualified fund (which will include affiliates of Parent), and not to the Company or ZRC. In addition, no assurances are now possible that any Tax Credits will be realized from the Proposal inasmuch as neither the Proposal nor the Act obligates Parent or its affiliates to take any action whatsoever and Parent may determine for any reason or for no reason at all not to pursue the Proposal or meet any of the terms or conditions of the Proposal.

     Following the understanding reached with the CDRS and the CDOI, in late March 1997 certain legislation was introduced into the Connecticut legislature which, if enacted into law would have had the effect of limiting the availability of Tax Credits as respects the Proposal. In July 1997, the Governor of the State of Connecticut signed into law legislation similar to the legislation introduced in March 1997 (the "Subsequent Act"). Parent has indicated that its continued willingness to proceed with the Relocation is contingent upon the receipt of certain written assurances that would increase the likelihood that the Act, and not the limitations imposed by the Subsequent Act, would apply in the manner and have the effect intended by Parent as respects the Relocation. As of the date of this Proxy Statement, Parent believes that it is likely that such written assurances will be received. In addition, Parent has indicated that its consideration of the Relocation is further contingent upon its ability to locate and acquire acceptable office facilities in Stamford, Connecticut and to effect required renovations and refurbishments thereof on economic and other terms satisfactory to Parent. Since late May 1997, an affiliate of Parent has been engaged in discussions to acquire (the "Acquisition") an office building located in Stamford, Connecticut. As of July 8, 1997, such affiliate entered into a non-binding letter of intent with respect to the acquisition of such property. Although Parent now expects that the Acquisition will be consummated, there now can be no assurances as to whether a definitive purchase and sale agreement will be successfully concluded, whether the results of a due diligence investigation of the property will be satisfactory to Parent, when, if at all, the Acquisition could be completed on terms acceptable to Parent, whether required renovations and refurbishments may be completed on terms satisfactory to Parent or, in the event that such conditions cannot be satisfied, whether Parent would be willing or able to identify or complete other alternatives acceptable to it while retaining its rights as respects the Tax Credits. The net value of the Proposal to Parent and its affiliates (other than the Company and ZRC) is uncertain because: (i) as set forth above, consummation of the Proposal remains subject to a number of conditions and contingencies some of which are beyond the control of Parent,
(ii) the ultimate costs of effecting the Relocation, including, without limitation, construction/renovation costs and employee relocation costs, remain uncertain, and (iii) the ultimate amount of Tax Credits, as well as the amount of value which could be realized by application or assignment of such credits following completion of the Proposal, remains uncertain and subject to a number of contingencies beyond the control of Parent, including, without limitation the ability of Parent's affiliates to fully satisfy the requirements of the Act and the ability of such affiliates to utilize or otherwise assign any Tax Credits generated through completion of the Proposal.

     Upon consummation of the Merger, Parent intends to retain the Company as an indirect wholly owned subsidiary of Parent. Parent anticipates that, except as described above with respect to the Centre Merger, the assets, business and operations of the Company will be continued substantially as they are currently being conducted. Management of Parent may, however, cause the Company to make such changes as are deemed appropriate and intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, Parent intends to continue to review the business of the Company and identify synergies and potential cost savings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board with respect to the Merger, the Independent Stockholders should be aware that certain officers and directors of the Company have certain interests summarized below that may be in addition to, or different from, the interests of the Independent Stockholders. The Special Committee and the Board were aware of these interests and considered them along with other matters described under "-- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Common Stock and Option Ownership. As of July 28, 1997, the executive officers and directors of the Company beneficially owned an aggregate of 301,670 shares of Common Stock, constituting approximately 1.2% of the total number of shares of Common Stock then outstanding. To the knowledge of the Company, such individuals intend to vote all their shares in favor of the Merger. If the Merger is consummated, such persons will receive, in the aggregate, approximately $14,201,913 for their shares of Common Stock and Company Options. At the Effective Time, each holder of a then outstanding Company Option, whether or not vested and exercisable, will, in settlement thereof, receive (except under the circumstances described in "The Merger Agreement -- Stock Options; Restricted Stock" relating to the Company's ability to defer certain payments) from the Company for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the Option Consideration. Under the Merger Agreement, except under the circumstances described in "The Merger Agreement -- Stock Options; Restricted Stock" relating to the Company's ability to defer certain payments, shares of the Common Stock held as of the Effective Time by grantees under the Company's Restricted Stock Plan, as Amended and Restated, will be treated in a manner consistent with shares of Common Stock held by the Independent Stockholders, whether or not the grantee's rights in respect of such shares have vested.

     For each executive officer and director of the Company who owns shares of Common Stock or Company Options, the following table sets forth, as of July 28, 1997, (i) the aggregate number of shares of Common Stock owned by such individuals (including shares currently unvested under the Company's Restricted Stock Plan), (ii) the number of currently unvested shares granted to such individuals, (iii) the number of Company Options granted such individuals (none of which are currently vested), (iv) the amounts to be received by such individuals for the unvested shares of Common Stock and Company Options pursuant to the Merger, and (v) the aggregate amounts to be received by such individuals for shares of Common Stock and Company

Options pursuant to the Merger. Other than the individuals named below, no executive officer or director of the Company owns shares of Common Stock or Company Options.

                                                                           AMOUNT TO BE
                                                                           RECEIVED FOR
                               AGGREGATE     NUMBER OF     NUMBER OF     UNVESTED SHARES       AGGREGATE
          DIRECTOR/            NUMBER OF     UNVESTED       COMPANY        AND COMPANY        AMOUNT TO BE
      EXECUTIVE OFFICER         SHARES        SHARES        OPTIONS         OPTIONS(1)        RECEIVED(1)
-----------------------------  ---------     ---------     ---------     ----------------     ------------
Steven M. Gluckstern.........   106,228        16,667            --         $  658,346         $4,196,006
Richard E. Smith.............    61,679        17,980        80,000          1,470,590          3,196,700
Peter R. Porrino.............    27,848         8,980        44,000            768,590          1,513,876
Gerald S. King...............    18,773        10,817        24,000            658,271            972,533
Isaac Mashitz................    28,261         8,980        24,000            585,710          1,347,309
Adrienne W. Reid.............    18,132        13,817        24,000            776,771            947,214
Karen O'Connor Rubsam........     9,058         3,000        20,000            306,190            545,481
Mark R. Sarlitto.............    17,493        12,317        24,000            717,521            921,973
William H. Bolinder..........       900            --            --                 --             35,550
Philip Caldwell..............     1,000            --            --                 --             39,500
Laurence W. Cheng............     2,500            --            --                 --             98,750
Judith Richards Hope.........     3,000            --            --                 --            118,500
Rolf Hueppi..................     3,000            --            --                 --            118,500
Robert T. Marto..............     1,000            --            --                 --             39,500
George G.C. Parker...........     2,798            --            --                 --            110,521

---------------
(1) Assumes that payments are not deferred as permitted by the Merger Agreement. See "The Merger Agreement -- Stock Options; Restricted Stock."

     Ownership of Common Stock of Zurich Group. The table below sets forth certain information with respect to the beneficial ownership of the common stock of Zurich Group as of December 31, 1996 by the executive officers and directors of the Company and all directors and executive officers of the Company as a group:

                                                                                     PERCENTAGE
                               NAME                             NUMBER OF SHARES     OWNERSHIP
    ----------------------------------------------------------  ----------------     ----------
    Rolf Hueppi...............................................        8,065               *
    Detlef Steiner............................................        6,000               *
    Steven M. Gluckstern......................................           15               *
    Richard E. Smith..........................................           15               *
    All Directors and Executive Officers as a Group...........       14,095               *

---------------
* Less than one percent.

     Directors and Officers. A majority of the members of the Board and certain executive officers of the Company are executive officers of Zurich Group or its affiliates. The Merger Agreement provides that after the Merger, the directors of Sub will become the directors of the Surviving Corporation. Steven M. Gluckstern, currently a director of the Company, is also a director of Sub and he will remain in such capacity with the Surviving Corporation until his successor is duly elected or appointed. Pursuant to the Merger Agreement, the officers of the Company will remain the officers of the Surviving Corporation until their successors are duly elected or appointed.

     Indemnification of Officers and Directors. The Merger Agreement provides that for a period of three years from the Effective Time, the Surviving Corporation will maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation as in effect on the date of the Merger Agreement. The Merger Agreement also provides that for a period of three years from the Effective Time, the Surviving Corporation will use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided that if the specified insurance is unavailable at the current premiums, the Surviving Corporation will obtain as much insurance as can be obtained for a premium not in excess of 150% of the current premium paid for directors' and officers' liability insurance.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest of the Surviving Corporation will be owned indirectly by Parent. Therefore, following the Merger, the Independent Stockholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. In addition, following the Merger, the interest of Parent in the Company's net book value and net income will increase to 100% from a current level of approximately 65.7%.

     Following the Merger, in dollar terms, Parent's interest in 1996 fiscal year-end book value will increase to $711,869,000 from $467,698,000 and its interest in 1996 fiscal year net income will increase to $29,263,000 from $19,226,000.

     Following the Merger, the Parent will benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company.

     The Independent Stockholders will have no continuing interest in the Company following the Merger. As a result, the shares of Common Stock will no longer meet the requirements of the NYSE for continued listing and will, therefore, be delisted from the NYSE. In addition, the Company intends to take such action, in accordance with applicable law and NYSE rules, to cause the delisting of the Senior Notes following the Merger.

     The Common Stock and the Senior Notes are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of the Company to the SEC if such securities are not listed on a national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of such securities. Termination of registration of the Common Stock and the Senior Notes under the Exchange Act would mean certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement to file periodic reports, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, would no longer be applicable to the Company. If registration of the shares of Common Stock and the Senior Notes under the Exchange Act is terminated, the Common Stock and the Senior Notes would no longer be eligible for NYSE listing. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company might as a result be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of the Parent to seek to cause the Company to make an application for the termination of the registration of the Common Stock and the Senior Notes under the Exchange Act as soon as practicable after the Effective Time of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the consideration received by such Stockholder in the Merger. Such gain or loss will be calculated separately for each block of Common Stock exchanged by a Stockholder. Such gain or loss will be a capital gain or loss if a block of Common Stock is held as a capital asset and will be a long-term capital gain or loss if, at the Effective Time, such block of Common Stock has been held for more than one year.

     The foregoing discussion may not apply to Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for by Parent under the purchase method of accounting in accordance with Accounting Principles Opinion No. 16, "Business Combinations", as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

REGULATORY APPROVALS

     State Insurance Regulatory Approvals. State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, transactions may be exempted from these laws and regulations if they are not made or entered into for the purpose of, and do not have the effect of, changing or influencing control of an insurance company. The Company filed with the Connecticut Insurance Department a request to exempt the Merger from the insurance holding company laws and regulations of Connecticut governing an acquisition of control of a domestic insurer, and on July 24, 1997 the Connecticut Insurance Department issued the requested exemption. Similarly, the Company filed with the New Jersey Insurance Department a request to exempt the Merger from the insurance holding company laws and regulations of New Jersey governing an acquisition of control of a domestic insurer and on July 25, 1997 the New Jersey Insurance Department issued the requested exemption. See "The Merger Agreement -- Conditions to the Merger."

     Hart-Scott-Rodino Antitrust Improvements Act. The acquisition by Parent of the voting securities of the Company pursuant to the Merger Agreement is exempt from the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") pursuant to 15 U.S.C. sec.sec. 18a(c)(3) of the HSR Act, which provides that acquisitions of voting securities of an issuer at least 50% of the voting securities of which are owned by the acquiring person prior to the acquisition are so exempt.

SOURCES OF FUNDS; FEES AND EXPENSES

     It is currently expected that approximately $355.0 million will be required to pay the Merger Consideration to the Independent Stockholders (assuming no such holder exercises appraisal rights), approximately $4.9 million will be required to pay the Option Consideration to the holders of Company Options, approximately $2.6 million will be required to pay the expenses of Zurich Group, Parent and Sub in connection with the Merger, and approximately $2.7 million will be required to pay the expenses of the Company in connection with the Merger. It is currently expected that (i) approximately $248.5 million of such amounts will be funded out of the general funds of Parent and its affiliates, including a cash contribution of approximately $245.9 million to Sub by Sub's direct parent, Centre U.S., which amount will be obtained by Centre U.S. as a result of Centre NY's repurchase from Centre U.S. of certain of Centre NY's capital stock, and (ii) approximately $116.7 million of such amounts will be funded out of the general funds of the Company, of which $26.4 million will be obtained through a dividend from ZRC to the Company. Parent, its affiliates and the Company currently have sufficient general funds available to fund their respective portions of the Merger Consideration and related fees and expenses as specified in clauses (i) and (ii) above.

     Estimated costs and fees incurred or to be incurred by the Company in connection with the Merger, assuming completion of the Merger, are as follows:

        Investment banking fees and expenses...........................    $2,000,000
        Legal fees and expenses........................................       400,000
        SEC filing fee.................................................        71,000
        Printing and mailing expenses..................................        70,000
        Paying agent fees..............................................        20,000
        Miscellaneous..................................................        99,000
                                                                           ----------
                  Total................................................    $2,660,000
                                                                           ==========

     The above fees and expenses do not include any fees and expenses that may be payable to the attorneys for the Plaintiffs as described in "Stockholder Litigation." For information regarding Morgan Stanley's engagement by the Special Committee, see "-- Opinion of Financial Advisor to the Special Committee."

     Estimated fees and expenses incurred or to be incurred by Zurich Group, Parent and Sub in connection with the Merger are investment banking fees and expenses of $2 million, legal fees and expenses of $600,000 and miscellaneous fees of $20,000. For information regarding DLJ's engagement by Parent, see "-- Summary of Financial Analysis of Donaldson, Lufkin & Jenrette Securities Corporation."

     The Merger Agreement provides that, generally, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense; provided, however, that if the Merger Agreement is terminated because the Board withdraws or modifies its approval or recommendation of the Merger Agreement and the Merger, approves or recommends a Takeover Proposal or causes the Company to enter into an agreement with respect to a Takeover Proposal, the Company has agreed to pay all costs and expenses of Parent and its affiliates incurred in connection with the Merger Agreement and the transactions contemplated thereby. See "The Merger Agreement -- Expenses."

     Neither Parent nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than Morgan Stanley, DLJ, and the Paying Agent) for soliciting Public Shares pursuant to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME

     Subject to the provisions of the Merger Agreement, as soon as practicable on or after the Closing Date (as defined below), a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The "Effective Time" of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger. The "Closing Date" of the Merger will occur on the third business day after the Satisfaction Date, unless another time or date is agreed to in writing by the Company, Parent and Sub or unless Parent and Sub exercise their right under the Merger Agreement to extend the Closing Date to a date not later than 90 days following the Satisfaction Date. The Company currently anticipates that the Effective Time and Closing Date of the Merger will occur on or about August 29, 1997.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Stockholders, approval by the Connecticut Department and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods proposed by, any governmental entity the failure to obtain which would have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole, and compliance with certain other covenants and conditions, Sub will be merged with and into the Company, at which time the separate corporate existence of Sub will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation, will be an indirect wholly owned subsidiary of Parent. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, (i) each share of Common Stock that is owned by the Company or the Zurich Stockholders will be automatically canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with the immediately preceding clause (i) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration per share in cash, without interest thereon, upon surrender of the certificates representing shares of Common Stock, and (iii) each share of capital stock of Sub will be converted into and become that number of shares of fully paid and nonassessable shares of Common Stock equivalent to the quotient obtained by dividing (A) the total number of outstanding shares of Common Stock immediately prior to the Effective Time by (B) 1,000,000 (i.e., the number of outstanding shares of common stock of Sub). As used herein, the term "Merger Consideration" means $39.50, except that if Parent and Sub elect to extend the Closing Date as described in "-- Effective Time," such term shall mean $39.50, plus interest on such amount computed at an annual rate equal to the prime rate announced by The Chase Manhattan Bank, N.A. and in effect as of the Satisfaction Date, for the number of days elapsed from (but not including) the third business day following the Satisfaction Date through (and including) the Closing Date.

     Directors and Officers; Governing Documents. At the Effective Time, the directors of Sub will become the directors, and the officers of the Company will remain the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Exchange Procedures. Parent has designated First Chicago Trust Company of New York to act as Paying Agent in the Merger for the payment of the consideration to be received by Independent Stockholders in the Merger upon surrender of certificates representing shares of Common Stock, and from time to time on and after the Effective Time, Parent will make available, or cause its subsidiaries to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the consideration to be received by Independent Stockholders in the Merger and any payments to holders of Dissenting Shares pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to (x) each holder of record (other than the Zurich Stockholders) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and (y) each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the Merger Consideration or Option Consideration, as applicable. Upon surrender of a Certificate or Company Option for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Option, as the case may be, shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to the provisions of the Merger Agreement, and the Certificate or Company Option, as the case may be, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, each Certificate and Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares or Company Options, as the case may be, theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to the provisions of the Merger Agreement. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. The right of any Stockholder to receive the Merger Consideration will be subject to, and reduced by, the amount of any required tax withholding obligation.

     Cancellation and Retirement of Common Stock. All cash paid upon the surrender of Certificates in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.

     At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the Option Consideration, as the case may be, payable upon due surrender of their Certificates or Company Options, as the case may be.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties of the Company, including representations and warranties regarding: the due organization, good standing and authority to conduct business and own, lease and operate the properties of the Company and its subsidiaries; the capitalization of the Company; the authority of the Company to enter into the Merger Agreement, subject to Stockholder approval; the absence of conflict between the transactions contemplated by the Merger Agreement with other agreements and documents; consents and approvals; the adequacy of the Company's filings with the SEC; the opinion of Morgan Stanley as to the fairness, from a financial point of view, of the consideration to be received by the Independent Stockholders in the Merger; and the Stockholder vote required to approve the Merger Agreement.

     The Merger Agreement also includes certain representations and warranties by Parent and Sub, including representations and warranties regarding: the due organization, good standing and authority to conduct business and own, lease and operate the properties of Parent and those of its subsidiaries that own Common Stock; the authority to enter into the Merger Agreement; the absence of conflict between the transactions contemplated by the Merger Agreement with other agreements and documents; consents and approvals; the conduct of business by Sub; and the accuracy and truthfulness of documents filed with or sent to the SEC in connection with the Merger.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     During the period from the date of the Merger Agreement, until the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Parent, the Company and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and will use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business will not be impaired in any material respect at the Effective Time. Except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Parent, the Company also has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it propose to: (i)
(A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends paid to the Company or any subsidiary on or with respect to the capital stock of another subsidiary, (B) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries; or (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (1) the issuance of shares of Common Stock upon the exercise of employee stock options outstanding on the date of the Merger Agreement under the Company Stock Plan or pursuant to regular issuances of Common Stock in the ordinary course in connection with employee benefit plans in effect on the date of the Merger Agreement and (2) the issuance by a wholly owned subsidiary of its capital stock to its parent.

     The Company has also agreed that it: (i) will not amend or propose to amend its Certificate of Incorporation or By-laws; (ii) will confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse affect on the Company and its subsidiaries taken as a whole; and (iii) will not (1) enter into, adopt, amend in any material respect (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers or (2) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or key employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION; FIDUCIARY OUT

     The Company has agreed that it will not authorize or permit any of its executive officers or directors or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time the Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Stockholders, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with the Merger Agreement, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal.

     Except as set forth in this paragraph, the Merger Agreement provides that neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Stockholders, the Merger Agreement permits the Board to withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. In evaluating any unsolicited Takeover Proposal, the Board may consider any statement or indication from, or on behalf of, Parent that it will not agree to support or approve such Takeover Proposal, provided that such fact shall not prevent the Board from taking any action permitted under the Merger Agreement.

     The Company also agreed in the Merger Agreement to immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, and to describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry. The Company also agreed to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     Nothing contained in the Merger Agreement prohibits the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders if, in the opinion of the Board, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Stockholders; provided, however, that neither the Company nor the Board nor any committee thereof may, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

OTHER AGREEMENTS OF THE COMPANY, PARENT AND SUB

     In the Merger Agreement, the Company, Parent and Sub have agreed to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including cooperating fully with the other party, including by providing information and making all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of the Company, Parent and Sub will take all such necessary action.

     Parent and the Company have agreed to cooperate in the preparation, execution and filing of any returns, questionnaires, applications or other documents related to any New York State tax on gains derived from certain real property transfers and any other similar taxes that become payable by the Company or the Surviving Corporation on transfers of the Company's tangible assets, Parent or Surviving Corporation having agreed to pay, without deduction or withholding from any amount payable to the Stockholders, any such taxes.

     In the Merger Agreement, the Company, Parent and Sub have agreed to use their reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Centre Merger to occur simultaneously with or promptly following the Merger on terms reasonably acceptable to Parent, including, without limitation, causing Centre NY and ZRC to enter into an agreement and plan of merger, or similar agreement, providing for the Centre Merger and preparing and submitting all necessary regulatory filings in connection therewith. This provision terminates in the event the Merger Agreement is terminated.

STOCK OPTIONS; RESTRICTED STOCK

     At the Effective Time, each holder of a then outstanding Company Option, whether or not vested and exercisable, will, in settlement thereof, receive (except under the circumstances described below relating to the Company's ability to defer certain payments) from the Company for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the Option Consideration. Upon such holder's receipt of such amount, such option will be canceled. Such surrender of an option to the Company will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Under the Merger Agreement, the Company shall have the ability with respect to holders of Company Options who are officers of the Company's operating subsidiaries, other than Steven M. Gluckstern, Richard Smith, Peter R. Porrino, Gerald S. King, Isaac Mashitz, Adrienne W. Reid and Mark R. Sarlitto, to defer payments of up to 50% of the Option Consideration otherwise payable to such holders at the Effective Time for a period of up to two years from the Effective Time, together with interest thereon computed at a rate equal to the average yield on U.S. Treasury obligations having a term to maturity of five years as determined annually in arrears by the Company, and subject to such other terms and conditions as the Company shall determine.

     Under the Merger Agreement, except under the circumstances described below relating to the Company's ability to defer certain payments, shares of the Common Stock held as of the Effective Time by grantees under the Company's Restricted Stock Plan, as Amended and Restated, will be treated in a manner consistent with shares of Common Stock held by the Independent Stockholders, whether or not the grantee's rights in respect of such shares have vested. The Company may, not later than 30 days following the date of the Merger Agreement, enter into agreements with each holder of Restricted Stock which will not be vested as of the Effective Time ("Unvested Shares") and/or Company Options (collectively, the "Holders") providing for the deferral of up to 100% of the aggregate Merger Consideration and Option Consideration otherwise payable in respect of such Holder's Unvested Shares and Company Options.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that for a period of three years from the Effective Time, the Surviving Corporation will maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation as in effect on the date of the Merger Agreement. The Merger Agreement also provides that for a period of three years from the Effective Time, the Surviving Corporation will use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided that if the specified insurance is unavailable at the current premiums, the Surviving Corporation will obtain as much insurance as can be obtained for a premium not in excess of 150% of the current premium paid for directors' and officers' liability insurance.

CONDITIONS TO THE MERGER

     All Parties. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing Date: (i) approval and adoption of the Merger Agreement by the holders of a majority of the Company's outstanding shares of Common Stock; (ii) approval of the Insurance Department of the State of Connecticut, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods proposed by, any governmental entity the failure to obtain which would have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole, having been filed, occurred or been obtained; and (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect.

     Parent and Sub. Pursuant to the Merger Agreement, the obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement, and (except to the extent such representations and warranties speak as of an earlier date or except, as to any failure to be true and correct, to the extent that Parent or Sub had knowledge of such failure to be true and correct as of the date of the Merger Agreement) as of the Closing Date, and the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date and (ii) the holders of not more than 7% of the outstanding shares of the Common Stock have exercised their appraisal rights in the Merger in accordance with the DGCL.

     The Company. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions: the representations and warranties of Parent and Sub set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement, and (except to the extent such representations speak as of an earlier date) as of the Closing Date and Parent and Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the Stockholders, by mutual consent of Parent and the Company, or by either party if: (i) there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach has not been cured within two business days following receipt by the breaching party of notice of such breach; (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (iii) the Board withdraws or modifies its approval or recommendation of the Merger Agreement and the Merger, approves or recommends a Takeover Proposal or causes the Company to enter into an agreement with respect to a Takeover Proposal, all in accordance with the provisions of the Merger Agreement; (iv) the Merger has not been consummated on or before October 1, 1997; or (v) the Merger Agreement is not approved and adopted by the Stockholders at the Special Meeting.

EXPENSES

     The Merger Agreement provides that whether or not the Merger is consummated all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that if the Merger Agreement is terminated because the Board withdraws or modifies its approval or recommendation of the Merger Agreement and the Merger, approves or recommends a Takeover Proposal or causes the Company to enter into an agreement with respect to a Takeover Proposal, the Company has agreed to pay all costs and expenses of Parent and its affiliates incurred in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT; WAIVER

     The Merger Agreement provides that it may be amended by written instrument signed on behalf of each of the Company, Parent and Sub pursuant to action taken or authorized by their respective boards of directors at any time before or after Stockholder approval of the Merger Agreement, but after any such approval, no amendment will be made which by law requires further approval by the Stockholders without obtaining such further approval in accordance with the Merger Agreement. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the conditions or agreements contained in the Merger Agreement.

                        CERTAIN PROJECTED FINANCIAL DATA

     The Company does not, as a matter of course, publicly disclose projections as to future revenues or earnings. As the financial extension of its general corporate planning process, the Company regularly prepares financial projections the material generally accepted accounting principles ("GAAP") outputs of which are estimates of operating earnings per share and returns on equity. The material inputs to this estimation include assumptions pertaining to reinsurance and financial market conditions, business mix and volume (premium revenues), investment philosophy and results and assumptions about the Company's operating infrastructure and capitalization.

     In November 1996, in conjunction with its normal corporate planning process, the Company's management presented to members of the Board certain projected financial information for the 1997-2002 period (the "Financial Projections"). Accuracy of the financial projections is largely dependent on insurance and investment market conditions. Accordingly, absent an extreme change in either of these markets, projections one year out are more likely to have greater accuracy than projections several years out. The Financial Projections were provided to representatives of DLJ as financial advisors to Parent and Zurich Group and later provided to members of the Special Committee and Morgan Stanley as financial advisors to the Special Committee. The following summary of the Financial Projections is included in this Proxy Statement solely because such data was made available to such parties. In conjunction with the consummation of the Merger, Parent has indicated its intention to merge the operations of ZRC with the operations of Centre NY (see "Special
Factors -- Plans for the Company after the Merger"). The Financial Projections do not reflect any of the effects of the Merger, the Centre Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Accordingly, the Financial Projections do not reflect the Company's or management's view of the Company's expected results following the Merger or the Centre Merger.

     The Financial Projections included financial information pertaining to three managerial scenarios. The first scenario ("Case One") assumed a continuation of both the Company's then-current strategies (with modest modifications in strategy related to business mix, retrocessions and certain asset allocation changes), the then current interest rate environment (e.g., 6% yield on 5-year U.S. Treasuries) and the reinsurance market conditions existing in 1996. The second case ("Case Two") modifies Case One to reflect the implementation by the Company of a revised investment portfolio management approach with further diversification into higher return asset classes. The third case ("Case Three") modifies Case Two to reflect certain returns of capital. Each of these cases is reviewed briefly below.

     1. Case One. The Case One scenario was prepared with the following material assumptions: (i) overall premium growth for the Company of 10% per annum for 1997 and beyond (somewhat above the then-anticipated overall market growth rate of between 5% to 8%); (ii) improvement in the Company's overall loss and commission ratio to 97.25% due to certain changes in business mix, including, among other things, an increased emphasis on property business and non-traditional opportunities and increasing use of retrocessional reinsurance for business produced by ZCIC; and (iii) investment portfolio yields of approximately 6.2% per annum over the projection period. Case One produced estimates (x) for operating income for the Company of $44.4 million for 1997, $56.5 million for 1998, $69.1 million for 1999, $81.7 million for 2000, $95.0 million for 2001 and $109.1 million for 2002, (y) for Operating Earnings per share for the Company of $1.70 for 1997, $2.16 for 1998, $2.64 for 1999, $3.12
for 2000, $3.63 for 2001 and $4.17 for 2002 and (z) for GAAP Returns (based on net income) on Equity for the Company of 7.3% for 1997, 8.4% for 1998, 9.3% for 1999, 9.9% for 2000, 10.3% for 2001, and 10.6% for 2002.

     2. Case Two. The Case Two scenario was prepared by modifying the Case One projections to reflect a further increase in the Company's investment portfolio yields by 25 basis points beginning in 1998. It was suggested that this result could be achieved by changing the Company's portfolio philosophy with respect to capital funds (but not liability funds) through allocating additional amounts to higher-yielding asset classes with low to moderate correlations to then-existing investment classes. Case Two projections produced estimates (x) for operating income for the Company of $44.4 million for 1997, 60.1 million for 1998,

$73.3 million for 1999, $86.6 million for 2000, $100.7 million for 2001 and $115.6 million for 2002, (y) for Operating Earnings per share for the Company of $1.70 for 1997, $2.29 for 1998, $2.80 for 1999, $3.31 for 2000, $3.84 for 2001
and $4.41 for 2002 and (z) for GAAP Returns on Equity for the Company of 7.3% for 1997, 8.8% for 1998, 9.7% for 1999, 10.3% for 2000, 10.7% for 2001 and 11.0%
for 2002.

     3. Case Three. The Case Three scenario was prepared by modifying the Case Two projections to reflect a share repurchase of the Company's common stock of $100 million in 1997 (at a price of $32.65 per share or 1.23 times then-assumed book value per share) and $40 million in each of 1998, 1999 and 2000 (at prices of $35.90, $41.73 and $48.95 per share in each such year, respectively, or 1.3,
1.4 and 1.5 times the Company's then-assumed book value per share in each such year, respectively). Such repurchases were assumed to have been funded primarily using dividends from ZRC and new long term debt issues in 1998, 1999 and 2000 of $20 million each year. Case Three projections produced estimates (x) for operating income for the Company of $40.0 million for 1997, $52.4 million for 1998, $63.4 million for 1999, $74.5 million for 2000, $88.9 million for 2001 and
$103.4 million for 2002, (y) for Operating Earnings per share for the Company of $1.73 for 1997, $2.38 for 1998, $3.01 for 1999, $3.68 for 2000, $4.39 for 2001
and $5.11 for 2002 and (z) for estimated GAAP Returns on Equity for the Company of 7.7% for 1997, 9.6% for 1998, 11.0% for 1999, 12.1% for 2000, 12.8% for 2001
and 13.0% for 2002.

     THE FOREGOING INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORWARD-LOOKING INFORMATION OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WAS NOT REVIEWED BY INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY OR PARENT. THE FINANCIAL PROJECTIONS WERE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, SOME (BUT NOT ALL) OF WHICH ARE SET FORTH ABOVE. THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS INVOLVED JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, COMPETITIVE, REGULATORY AND FINANCIAL MARKET CONDITIONS AND FUTURE BUSINESS DECISIONS WHICH THOUGH CONSIDERED BY MANAGEMENT OF THE COMPANY TO BE REASONABLE AT THE TIME MADE MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE AND REGULATORY UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, THE INCLUSION OF THE FINANCIAL PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE COMPANY, THEIR RESPECTIVE FINANCIAL ADVISORS OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED OR CONSIDERS IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. ADDITIONALLY, THE FINANCIAL PROJECTIONS DO NOT REFLECT REVISED PROSPECTS FOR THE COMPANY'S BUSINESSES, CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS, OR ANY OTHER TRANSACTION OR EVENT THAT HAS OCCURRED OR THAT MAY OCCUR AND THAT WAS NOT ANTICIPATED AT THE TIME SUCH INFORMATION WAS PREPARED. THE COMPANY DOES NOT INTEND TO UPDATE OR SUPPLEMENT THIS INFORMATION TO REFLECT CHANGING CIRCUMSTANCES EXISTING AFTER THE PREPARATION OF THE FINANCIAL PROJECTIONS INCLUDED HEREIN OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS THAT MAY HAVE OCCURRED.

                            SELECTED FINANCIAL DATA

     Set forth below is certain historical consolidated financial information of the Company. The selected financial information for, and as of the end of, each of the years in the five year period ended December 31, 1996 is derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and its subsidiaries, which consolidated financial statements have been audited by Ernst & Young LLP, independent accountants. The selected financial information for, and as of the end of, the three month periods ended March 31, 1997 and 1996 is derived from, and should be read in conjunction with, the Company's unaudited financial statements. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results for the full year. The financial information that follows is qualified by reference to the financial statements and related notes incorporated by reference herein. SAP data are based on statutory accounting practices prescribed or permitted by the state of ZRC's domicile at the time of the preparation of such information and have been derived from statutory financial statements of ZRC as filed with insurance regulatory officials.

                                  THREE MONTHS ENDED
                                      MARCH 31,                           YEARS ENDED DECEMBER 31,
                                ----------------------   -----------------------------------------------------------
                                   1997        1996         1996        1995        1994      1993(1)      1992(1)
                                ----------  ----------   ----------  ----------  ----------  ----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)   (PREDECESSOR
                                                                                                          COMPANY)
STATEMENT OF OPERATIONS DATA
  (GAAP)
Gross premiums written......... $  196,339  $  176,878   $  737,445  $  613,939  $  313,149  $  114,274   $   70,672
Net premiums written...........    179,237     176,622      729,306     602,294     309,627     101,624       53,600
Net premiums earned............    184,950     173,812      684,329     502,588     224,603      86,294       46,218
Net investment income..........     26,650      21,582       92,203      80,049      51,044      28,964       13,275
Realized capital gains
  (losses).....................      5,288       1,421       (5,071)     33,526     (35,631)     22,699        1,478
Total revenues.................    227,999     197,119      775,497     616,683     243,222     137,899       61,370
Losses and loss adjustment
  expenses.....................    138,640     126,277      485,805     376,348     182,845      70,147       47,869
Commissions and operating costs
  and expenses.................     61,022      56,436      232,405     167,696      87,985      38,417       19,470
Interest and amortization......      4,203       3,844       15,519      15,882      14,288       4,287        3,150
Pre-tax income (loss)..........     24,134      10,562       41,768      56,757     (41,896)     25,048       (9,119)
Federal income tax expense
  (benefit)....................      7,996       3,156       12,505      13,319     (10,704)      7,540       (3,100)
Net income (loss)..............     16,138       7,406       29,263      43,438     (31,192)     17,508       (6,019)
Ratio of earnings to fixed
  charges......................       4.21        3.75         3.73        4.53       (1.75)       6.30        (1.74)
BALANCE SHEET DATA (GAAP)
Cash and invested assets....... $1,856,111  $1,526,311   $1,748,015  $1,512,100  $  989,395  $  928,359   $  169,185
Total assets...................  2,341,882   2,020,707    2,243,044   1,923,664   1,167,912   1,019,981      256,368
Gross unpaid losses and LAE....  1,012,230     770,879      938,800     689,609     262,866     123,074      116,088
Net unpaid losses and LAE......    963,142     737,099      898,746     658,628     241,974      97,712       71,066
Note payable to affiliate......         --          --           --          --          --          --       35,000
7 1/8% Senior Notes due 2023...    198,418     198,399      198,413     198,394     198,376     198,359           --
Total stockholders' equity.....    713,877     670,100      711,869     681,570     565,247     637,682       58,382
SELECTED ZRC SAP DATA(2)
Loss and commission ratio......      101.4%       98.8%        98.6%      100.7%      105.0%      110.8%       122.4%
Other underwriting expense
  ratio........................        5.1         5.1          5.1         5.8         9.6        15.3          6.9
                                ----------  ----------   ----------  ----------  ----------  ----------    ---------
SAP Combined ratio.............      106.5%      103.9%       103.7%      106.5%      114.6%      126.1%       129.3%
                                ==========  ==========   ==========  ==========  ==========  ==========    =========
Policyholders' surplus......... $  700,275  $  664,634   $  690,099  $  657,197  $  607,470  $  614,650   $  104,059
                                ==========  ==========   ==========  ==========  ==========  ==========    =========
PER SHARE DATA
Net income (loss).............. $      .62  $      .28   $     1.12  $     1.66  $    (1.19) $     0.77   $    (0.35)
Cash dividends declared........         --          --   $     0.10  $     0.10          --          --           --
Book value per share........... $    27.24  $    25.65   $    27.18  $    26.02  $    21.64  $    24.43   $       --(3)

---------------

Footnotes on following page.

---------------
(1) The Company's 1993 acquisition of ZRC was accounted for at historical cost similar to pooling-of-interests accounting. Based on this methodology, the Company's consolidated results of operations for 1993 are presented as if the acquisition of ZRC had occurred on January 1, 1993. As a result of its recapitalization and strategic redirection in 1993, ZRC has a new senior management, a new business strategy and underwriting approach, and significantly more capital. The Company believes that ZRC's historical financial results are not indicative of results that it may achieve in the future.

(2) ZRC's statutory combined ratio differs from the Company's GAAP combined ratio primarily due to the deferral of certain acquisition costs and the inclusion of certain holding company expenses, each of which is considered in the Company's GAAP combined ratio.

(3) Not meaningful.

                           RELATED PARTY TRANSACTIONS

BUSINESS WITH ZURICH GROUP AND ITS AFFILIATES

     From time to time in the ordinary course of their respective businesses, ZRC enters into reinsurance transactions with Zurich Group and certain of its domestic affiliates. Approximately $132.9 million (26.6%) of ZRC's 1996 net premiums earned (net of commissions) were attributable to reinsurance transactions between ZRC and various affiliates of Zurich Group. Net ceding commissions incurred by ZRC with respect to this business during 1996 were approximately $50.1 million. ZRC's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall profitability.

     In 1993, Zurich Group and ZRC entered into the Excess of Loss Reinsurance Agreement under which Zurich Group agreed to reinsure adverse loss development in respect of ZRC's reserves as of December 31, 1992 and a Stop Loss Reinsurance Agreement under which Zurich Group agreed to reinsure adverse loss development on ZRC's reserves as of May 31, 1993 for losses occurring between January 1, 1993, and May 31, 1993. Under the Stop Loss Reinsurance Agreement, ZRC will be reimbursed for incurred losses and allocated loss adjustment expenses in excess of 75% of earned premiums for losses occurring after May 31, 1993 on business written by ZRC prior to June 1993. Coverage provided under the Excess of Loss Reinsurance Agreement and the Stop Loss Reinsurance Agreement (together, the "Stop Loss Agreement") is on an incurred basis (rather than as any such losses are paid), net of recoveries and claims under other retrocessional policies, except for any claims in respect of which recovery is precluded by the insolvency or receivership of one of ZRC's other retrocessionaires or by a verdict of a court or arbitration panel. As of December 31, 1996, there were no recoverables under the terms of the Stop Loss Agreement.

     Effective as of July 1, 1995, ZRC entered into a domestic whole account quota share agreement (the "ZA Quota Share Agreement") with Zurich Insurance Company (U.S. Branch), American Guarantee & Liability Insurance Company, a New York stock insurance company, American Zurich Insurance Company, an Illinois stock insurance company, Zurich American Insurance Company of Illinois, an Illinois stock insurance company, and Steadfast Insurance Company, a Delaware stock insurance company (collectively, "Zurich American") and, concurrently, an Excess of Loss Retrocession Agreement (the "Retrocessional Agreement"), primarily to provide loss limitations with respect to business assumed under the ZA Quota Share Agreement. The entities comprising Zurich American are affiliates and a branch of Zurich Group.

INSURANCE PARTNERS, L.P.

     In February, 1994, the Company committed $25.0 million to investment as a limited partner in Insurance Partners, L.P., a Delaware limited partnership, and certain related limited partnerships ("Insurance Partners"). Insurance Partners is an equity investment fund established to sponsor and participate in acquisitions, recapitalizations, demutualizations and other structured transactions in the insurance and reinsurance industries. In addition to the Company, certain subsidiaries of Parent are limited partners in Insurance Partners and have an economic interest in the fund's general partner. Certain of the directors and executive officers of such subsidiaries and the Company have also committed to invest in Insurance Partners. Such subsidiaries of Parent have invested an aggregate of $56.6 million and have committed for investment an aggregate of $102.1 million. The executive officers and directors of such subsidiaries and the Company have invested an aggregate of $6.3 million and have committed to invest an aggregate of $12.2 million.

INVESTMENT MANAGEMENT AGREEMENTS

     Each of the Company and ZRC has entered into Investment Management Agreements (together, the "Investment Agreements") with Centre Investment Services, Limited ("CIS"), a wholly owned subsidiary of Parent. Under the Investment Agreements, CIS manages a portion of the Company's consolidated portfolio of investment securities. Investment management fees incurred in the aggregate during 1996 by the Company and ZRC under the Investment Agreements were approximately $1.1 million.

REAL ESTATE LEASING ARRANGEMENTS

     ZRC is party to a sublease agreement, dated as of January 1, 1994, and amended as of January 26, 1996 (the "Sublease"), with a subsidiary of Parent. Under the Sublease, ZRC leases approximately 60,000 rentable square feet of space in New York City for its underwriting, actuarial and certain executive offices (the "Office Space"). The Sublease has a term of approximately seventeen years with aggregate future minimum rental payments of approximately $29 million. Together with another affiliate of Parent which occupies space contiguous to the Office Space, ZRC has guaranteed the performance of the tenant's obligations under the lease covering the Office Space. Under this guarantee, ZRC is contingently liable for 36.2% of monetary obligations to the lessor in respect of the Office Space and other contiguous space leased thereby (together with the Office Space, the "Group Office Space"). This percentage represents the approximate percentage which the Office Space bears to the Group Office Space.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of July 28, 1997 (unless otherwise indicated), information concerning beneficial ownership of the Common Stock by any person known to the Company to be the beneficial owner of more than 5% of such stock, by each director and executive officer of the Company, individually, and by directors and executive officers of the Company as a group. Individuals have sole voting and investment power over such stock unless otherwise indicated in the footnotes.

                                                                          NUMBER OF
                                                                            SHARES
                                                                         BENEFICIALLY     PERCENT
NAME OF BENEFICIAL OWNER                                                    OWNED         OF CLASS
-----------------------------------------------------------------------  ------------     --------
Zurich Insurance Company...............................................    17,217,572       65.7%
  2 Mythenquai, CH-8002 Zurich, Switzerland (1)
T. Rowe Price Associates, Inc..........................................     1,321,200        5.0%
  100 East Pratt Street Baltimore, Maryland 21202 (2)
Steven M. Gluckstern...................................................       106,228       *
Richard E. Smith, Director.............................................        61,679       *
Peter R. Porrino.......................................................        27,848       *
Gerald S. King.........................................................        18,773       *
Isaac Mashitz..........................................................        28,261       *
Adrienne W. Reid.......................................................        18,132       *
Karen O'Connor Rubsam..................................................         9,058       *
Mark R. Sarlitto.......................................................        17,493       *
Laurence W. Cheng......................................................         2,500       *
Judith Richards Hope...................................................         3,000       *
Michael D. Palm........................................................            --         --
George G.C. Parker.....................................................         2,798       *
William H. Bolinder....................................................           900       *
Philip Caldwell........................................................         1,000       *
Robert T. Marto........................................................         1,000       *
Peter J. Neff..........................................................            --         --
Rolf Hueppi............................................................         3,000       *
Detlef Steiner.........................................................            --         --
Directors and Executive Officers as a Group (18 persons)...............       301,670        1.2%

---------------
(1) Zurich Group beneficially owns all the outstanding voting equity of Parent and Zurich International (Bermuda) Ltd. ("ZIB") and therefore may be deemed a beneficial owner of the 16,217,572 shares of Common Stock beneficially owned by Parent and the 350,000 shares of Common Stock beneficially owned by ZIB. In addition, Zurich Group owns 650,000 shares of Common Stock directly.

(2) Based on a Schedule 13D filed with the SEC by T. Rowe Price Associates, Inc. on May 6, 1997.

 *  Less than one percent.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, ZURICH GROUP, PARENT AND SUB

     As set forth in Appendix D, certain directors and executive officers of the Company are also directors or executive officers of Zurich Group, Parent or Sub. With the exception of the ownership of shares of Common Stock by certain of such persons set forth in "Security Ownership of Management and Certain Beneficial Owners", no director or executive officer of the Company, Zurich Group, Parent or Sub owns any shares of Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on the NYSE under the symbol "ZRC." On January 10, 1997, the last trading day before the public announcement of Zurich Group's proposal to acquire all the shares of Common Stock held by the Independent Stockholders, the reported closing price per share of the Common Stock was $30.75. On April 16, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common Stock was $38.625. On July 28, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock was $39.3125. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR THE COMMON STOCK.

     In November, 1996, the Board declared a regular $0.10 per share annual cash dividend, payable in January, 1997. In November, 1995, the Board declared a regular $0.10 per share annual cash dividend, payable in January, 1996. Prior to that time, the Company did not declare or pay any cash dividends. The declaration and payment of dividends by the Company are subject to the discretion of the Board. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, legal and regulatory restrictions regarding the payment of dividends by ZRC and other factors which the Board may in the future consider to be relevant. As a reinsurance holding company, the Company depends in part on dividends and other permitted payments from ZRC to pay cash dividends to its stockholders.

     Under the terms of the Merger Agreement, the Company will not declare or pay any dividends on the Common Stock.

     The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of the Common Stock, as quoted on the NYSE.

                                                                       HIGH       LOW
                                                                       ----       ---
        1995
          First Quarter..............................................  30 3/8     28 1/2
          Second Quarter.............................................  30 3/4     28 5/8
          Third Quarter..............................................   30        28
          Fourth Quarter.............................................  30 1/2     28 1/4
        1996
          First Quarter..............................................  32 5/8     29 3/8
          Second Quarter.............................................  32 1/4     29 7/8
          Third Quarter..............................................  31 3/8     28 5/8
          Fourth Quarter.............................................  32 3/4     29 1/8
        1997
          First Quarter..............................................  38 5/8     30 3/8
          Second Quarter.............................................  39 1/2     38 1/4
          Third Quarter (through July 28, 1997)......................  39 1/2     39 1/4

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK

     On January 17, 1996, Parent acquired 2,042,572 shares of Common Stock in a privately negotiated transaction for $30.50 per share. On April 2, 1997, Isaac Mashitz, Senior Vice President and Chief Actuarial Officer of the Company, transferred for no consideration a total of 2,080 shares of the Common Stock to the accounts of four of his children and on May 29, 1997, Mr. Mashitz transferred for no consideration 3,908 shares of the Common Stock to a charitable institution.

     Except as set forth above, there were no transactions in the Common Stock of the Company that were effected during the past 60 days by (i) the Company,
(ii) any director or executive officer of the Company, (iii) any person controlling the Company or (iv) any director or executive officer of the person ultimately in control of the Company, Parent and Sub.

                             STOCKHOLDER LITIGATION

     Beginning on or about January 13, 1997, four actions were filed in the Court of Chancery of the State of Delaware (the "Court"), by stockholders of the Company. These actions, purportedly brought as class actions on behalf of all Independent Stockholders, named the Company, certain of its directors, certain of its officers, Zurich Group and certain affiliates of Zurich Group as defendants, alleging that they breached their fiduciary duties to Plaintiffs and the other Independent Stockholders in connection with the original proposal of Zurich Group to acquire the Public Shares for $36.00 per share. A stipulation and order consolidating these four actions (the "Consolidation Order") under the caption In re Zurich Reinsurance Centre Holdings Shareholders Litigation (the "Stockholder Litigation"), Consolidated Index No. 15457-NC, was entered by the Court on March 14, 1997.

     The defendants in the Stockholder Litigation are the Company, Zurich Group, Parent and the following eleven directors and/or officers of the Company:
William H. Bolinder, Philip Caldwell, Laurence W. Cheng, Steven M. Gluckstern, Judith Richards Hope, Rolf Hueppi, Robert T. Marto, Michael D. Palm, George G.C. Parker, Richard E. Smith and Detlef Steiner.

     The Stockholder Litigation challenges the procedural and substantive fairness of the Proposed Transaction on the grounds that Zurich Group offered unfair and inadequate consideration for the Public Shares in violation of Defendants' fiduciary duties. Plaintiffs further allege: that Zurich Group's original offer of $36.00 per share was not the result of arm's-length negotiations, but was fixed arbitrarily by Zurich Group to permit Zurich Group to obtain the Public Shares and, consequently, full ownership of the Company, for inadequate consideration; that the Company's directors are not capable of representing and protecting the interests of Plaintiffs because Zurich Group allegedly dominates and controls the Board; and that Defendants timed the announcement of the offer to purchase the Public Shares to place an artificial lid or cap on the market price for the Company's stock to enable Zurich Group to acquire the Public Shares at the lowest possible price.

     The parties to the Stockholder Litigation have entered into a Memorandum of Understanding, dated April 17, 1997 (the "Memorandum of Understanding"), to settle the Stockholder Litigation, subject to execution of a definitive Stipulation of Settlement, the completion by Plaintiffs of any additional necessary discovery and approval by the Court following notice to the Independent Stockholders and a hearing. The Memorandum of Understanding provides for Parent to increase its offer from $36.00 per share to $39.50 per share, certification of a class, for settlement purposes only, consisting of the Independent Stockholders, the dismissal of the Stockholder Litigation with prejudice and the release by Plaintiffs and all members of the class of all claims and causes of action that were or could have been asserted against Parent, the Company and the individual defendants in the Stockholder Litigation or that arise out of the matters alleged by Plaintiffs. In connection with the proposed settlement, Plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in the amount of $600,000. The defendants have agreed not to oppose this application.

     The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to Plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expenses of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Independent Stockholders.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP serves as the Company's independent certified public accountants. A representative of Ernst & Young LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1997 annual meeting (which will only be held if the Merger has not been consummated prior thereto), pursuant to Rule 14a-8(a)(3)(i) promulgated by the SEC, must have been received by the Company at its principal office at One Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005, attention of the Secretary, on or before December 31, 1996.

                             ADDITIONAL INFORMATION

     Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that are the subject of the Rule 13e-3 transaction, together with Parent and Sub, have filed with the Securities and Exchange Commission (the "SEC") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the SEC and the New York Stock Exchange ("NYSE") in the manner set forth below under "Available Information."

     Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL 60661, and Suite 1300, Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. The Common Stock is listed on the NYSE and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, NY 10005 or on the SEC's site on the Internet at http://www.sec.gov. See "Incorporation Of Certain Documents By Reference."

     This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Mark R. Sarlitto, Corporate Secretary, Zurich Reinsurance Centre Holdings, Inc., One Chase Manhattan Plaza, New York, N.Y. 10005, telephone (212) 898-5000. In order to ensure delivery of documents prior to the Special Meeting, requests therefor should be made no later than August 19, 1997.

     THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR PARENT SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCU-

MENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the SEC pursuant to the Exchange Act (file number 1-11868) are incorporated herein by this reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Company's Current Report on Form 8-K dated April 18, 1997; and

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by 10-Q/A filed on July 25, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                                                      APPENDIX A

     AGREEMENT AND PLAN OF MERGER, dated as of April 17, 1997, by and among ZURICH CENTRE INVESTMENTS LIMITED, a Bermuda corporation ("Parent"), CENTRE MERGER CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and ZURICH REINSURANCE CENTRE HOLDINGS, INC., a Delaware corporation (the "Company").

     WHEREAS the Board of Directors of each of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the transaction provided for herein in which Sub, which is a wholly owned subsidiary of Centre Reinsurance (U.S.) Limited, would merge with and into the Company and the Company would become an indirect wholly owned subsidiary of Parent;

     WHEREAS the Board of Directors of the Company has (i) determined that the consideration to be paid to the Independent Stockholders (as defined below) of the Company for each share of Common Stock of the Company in the Merger (as defined below) held by them is fair to such Independent Stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 5.02(b) hereof, to recommend to such stockholders their approval of the Merger and this Agreement;

     WHEREAS the parties hereto intend and acknowledge that, assuming the Merger takes place as contemplated hereunder, the Merger will be treated for Federal income tax purposes as a taxable stock acquisition;

     WHEREAS the Board of Directors of Sub has approved the merger (the "Merger") of Sub into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger (the "Effective Time").

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., New York City time, on the third business day after satisfaction of the latest to occur of the conditions set forth in Section 7.01 (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the date by which all such conditions shall have been satisfied or waived being referred to herein as the "Satisfaction Date"); provided, however, that Parent and Sub shall have the option to extend (in one or more increments) the date of Closing to a date not later than 90 days following the Satisfaction Date by written notice to the Company given within two business days after the Satisfaction Date (or the last date to which the Closing has been extended by Parent and Sub pursuant hereto). The date of Closing determined pursuant to the above is referred to herein as the "Closing Date". The Closing shall take place at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effect of the Merger. At the Effective Time, Sub shall be merged with and into the Company which shall continue as the surviving corporation (the Company is sometimes referred to herein as the "Surviving Corporation").

     SECTION 1.04. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bylaws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become that number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation equivalent to the quotient obtained by dividing (i) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time by (ii) 1,000,000 [i.e., the number of outstanding Sub shares].

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by Parent, Zurich Insurance Company, Zurich International (Bermuda) Ltd. or any Subsidiary of Parent (collectively, the "Zurich Stockholders") shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (c) Conversion of Company Common Stock. Subject to Section 2.01(g), each share of Company Common Stock issued and outstanding (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the Merger Consideration (as defined below) net of all withholding and deduction other than required for withholding under the Internal Revenue Code of 1986, as amended, in cash without interest. As used herein, the term "Merger Consideration" shall mean $39.50, except that if Parent and Sub elect to extend the Closing Date pursuant to Section 1.02, such term shall mean $39.50, plus interest on such amount computed at an annual rate equal to the prime rate announced by Chase Manhattan Bank, N.A. and in effect as of the Satisfaction Date, for the number of days elapsed from (but not including) the third business day following the Satisfaction Date through (and including) the Closing Date. As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

          (d) Restricted Stock. Subject to Section 2.01(f), shares of the Company Common Stock held as of the Effective Time by grantees under the Company's Restricted Stock Plan, as Amended and Restated, shall be treated consistent with the terms of Section 2.01(c) hereof, whether or not the grantee's rights in respect of such shares have vested.

          (e) Options to Acquire Shares of Company Stock. Subject to Section 2.01(f), at the Effective Time, each holder of a then outstanding option, whether or not vested and exercisable ("Company Options"), to acquire one or more shares of Company Common Stock under the Company Stock Plan (as defined below) shall, in full settlement thereof, receive from the Company for each share of Company Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the excess of the Merger Consideration over the per share exercise price of such option (such amount being hereinafter referred to as the "Option Consideration"). The surrender of a Company Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option and also in respect to the Company's former Long Term Performance Incentive Plan.

          (f) Deferral of Certain Payments. (i) The Company shall have the ability with respect to holders of Company Options who are officers of the Company's operating subsidiaries, other than Steven M. Gluckstern, Richard Smith, Peter R. Porrino, Gerald S. King, Isaac Mashitz, Adrienne W. Reid and Mark R. Sarlitto, to defer payments of up to 50% of the Option Consideration otherwise payable to such holders at the Effective Time for a period of up to two years from the Effective Time, together with interest thereon computed at a rate equal to the average yield on U.S. Treasury obligations having a term to maturity of five years as determined annually in arrears by the Company, and subject to such other terms and conditions as the Company shall determine.

          (ii) The Company may, not later than 30 days following the date of this Agreement, enter into agreements with the holders of Restricted Stock which will not be vested as of the Effective Time ("Unvested Shares") and the Company Options (collectively, the "Holders") providing for the deferral of up to 100% of the aggregate Merger Consideration and Option Consideration otherwise payable in respect of such Holder's Unvested Shares and Company Options.

          (g) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (h) Withholding Tax. The right of any stockholder or optionholder to receive the Merger Consideration or Option Consideration, as applicable, shall be subject to and reduced by the amount of any required tax withholding obligation.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on and after the Effective Time, Parent shall make available, or cause its Subsidiaries to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration and Option Consideration pursuant to Sections 2.01(c) and 2.01(e), and any payments to Dissenting Stockholders pursuant to Section 2.01(g), it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to, or at the direction of, Parent, the Subsidiary providing such funds or the Surviving Corporation, as applicable. Such funds shall be invested by the Paying Agent as directed by Parent, the Subsidiary providing such funds or the Surviving Corporation, as applicable, provided that such investments shall be obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

     (b) Exchange Procedure. Subject to Section 2.01(f), as soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to (x) each holder of record (other than the Zurich Stockholders) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and (y) each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the Merger Consideration or Option Consideration, as applicable. Upon surrender of a Certificate or Company Option for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Option, as the case may be, shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 2.01, and the Certificate or Company Option, as the case may be, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares or Company Options, as the case may be, theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the Option Consideration, as the case may be, payable upon due surrender of their Certificates or Company Options, as the case may be.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01. Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses or results of operations of such entity (or, if with respect thereto, of such group of entities, taken as a whole), but shall exclude any change or effect resulting from general economic conditions (including without limitation changes in interest rates) and any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     SECTION 3.02. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock of which, as of March 21, 1997, 26,205,569 shares were issued and outstanding and no shares were held in treasury and (ii) 20,000,000 shares of Preferred Stock, par value $0.10 per share, no shares of which are issued and outstanding. As of the date hereof, 503,575 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options pursuant to the Company's 1995 Stock Option Plan (the "Company Stock Plan"). All the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness convertible into securities having the right to vote ("Convertible Debt") of the Company are issued or outstanding. Except as set forth above or in respect of the employee benefit plans in effect as of the date hereof, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Convertible Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

     SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock). The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than as aforesaid). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, as the case may be, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) or (iv) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

     SECTION 3.05. SEC Reports and Financial Statements. Each of the Company and its Subsidiaries has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1994, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 3.06. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the outstanding shares of Company Common Stock not owned by the Zurich Stockholders ("Independent Stockholders") is fair to such Stockholders from a financial point of view.

     SECTION 3.07. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 4.01. Organization. Each of Parent and Sub and Parent's Subsidiaries which own shares of Company Common Stock is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. Parent and each of its Subsidiaries which owns shares of Company Common Stock is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     SECTION 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against Parent and Sub in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of court before which any proceeding therefor may be brought.

     SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of

(iii) and (iv) for violations, breach or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     SECTION 4.04. Information in Proxy Statement. None of the information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Company's Proxy Statement or Information Statement for the special meeting of its stockholders to be called to consider the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by any Subsidiary to the Company or to another Subsidiary, (ii) split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of employee stock options outstanding on the date hereof under the Company Stock Plan or pursuant to regular issuances of Company Common Stock in the ordinary course in connection with employee benefit plans in effect on the date hereof and (ii) issuance by a wholly owned Subsidiary of its capital stock to its parent.

          (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

          (e) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company shall promptly provide Parent copies of all filings made by the Company or any of its Subsidiaries with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          (f) The Company shall not (i) enter into, adopt, amend in any material respect (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or key employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 5.02. No Solicitation; Fiduciary Out. (a) The Company shall not authorize or permit any of its executive officers or directors or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of 50% or more of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Company Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Except as set forth in this Section 5.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. In evaluating any unsolicited Takeover Proposal, the Company's Board of Directors may consider any statement or indication from or on behalf of Parent that it will not agree to such Takeover Proposal, provided that such fact shall not prevent the Company's Board of Directors from taking any action permitted pursuant to this Section 5.02(b).

     (c) In addition to the obligations of the Company set forth in Section 5.02(a), the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, and shall (i) describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry and (ii) immediately deliver to Parent a copy of any such request, Takeover Proposal or inquiry made in writing. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of the Proxy Statement. The Company shall promptly prepare and file with the SEC preliminary and final versions of the Proxy Statement and a Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"). The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders at the earliest practicable date. The Company shall cooperate and consult with Parent with respect to the Proxy Statement and the Schedule 13E-3 and any related SEC comments. The Company covenants that (i) the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (ii) as of the date of mailing of the Proxy Statement and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation is made by the Company with respect to any information included in the Proxy Statement and the Schedule 13E-3 regarding Parent or its Subsidiaries supplied by Parent in writing specifically for inclusion in the Proxy Statement and the Schedule 13E-3.

     SECTION 6.02. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Parent shall promptly upon request return all nonpublic documents obtained from the Company, and any copies made of such documents, to the Company.

     SECTION 6.03. Stockholders Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.02(b), the Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and shall use its best efforts to hold such meeting as soon as reasonably practicable after the date hereof.

     SECTION 6.04. Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with state insurance authorities and any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     SECTION 6.05. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(c), the Company shall pay all costs and expenses of Parent and its affiliates incurred in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.06. Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except (i) Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement) and (ii) Donaldson, Lufkin & Jenrette Securities Corp., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (except as contemplated by Section 6.05), and each of Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

     SECTION 6.07. Indemnification; Insurance. (a) For a period of three years from the Effective Time, the Surviving Corporation, shall maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for such a period in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, employees or agents of the Company (such persons being third-party beneficiaries of this Section 6.07) with respect to actions and omissions occurring prior to the Effective Time, unless such modification is required by law.

     (b) For a period of three years from the Effective Time, the Surviving Corporation shall use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this Section 6.07(b) is unavailable for the Maximum D&O Premium (as defined below), the Surviving Corporation shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Maximum D&O Premium. The Company will use its best efforts to give to any director and officer covered by this Section 6.07, 30 days prior written notice of any reduction on coverage or cancellation of the directors' and officers' liability insurance referred to in this Section 6.07(b). For purposes of this Section 6.07(b), the "Maximum D&O Premium" shall be an amount not greater than 150% of the premium paid by the Company (on an annualized basis) for directors' and officers' liability insurance during the period from June 30, 1996 to the Effective Time.

     SECTION 6.08. (a) Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement including without limitation, consummation of the Centre Merger (as defined below), or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) Parent or Surviving Corporation agrees, subject to consummation of the Merger, to pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State or City real property transfer taxes and any other similar taxes that become payable by the shareholders of the Company, the Company or the Surviving Corporation in connection with the Merger. The Company and Parent shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications and other documents related to such taxes required or permitted to be filed on or before the Effective Time.

     SECTION 6.09. Merger of Operations. Each of the parties hereto agrees to use its reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the merger (the "Centre Merger") of the operations of Zurich Reinsurance Centre Inc. ("Centre") and Centre Reinsurance Company of New York ("CRNY") simultaneously with or promptly following the Merger on terms reasonably acceptable to Parent, including, without limitation, causing Centre and CRNY to enter into an agreement and plan of merger or similar agreement providing for the Centre Merger and preparing and submitting all necessary regulatory filings in connection therewith. This Section 6.09 shall terminate upon a termination of this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

          (b) Other Approvals. The Insurance Department of the State of Connecticut shall have approved the consummation of the Merger and such approval shall be in full force and effect. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     SECTION 7.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or except, as to any failure to be true and correct, to the extent that Parent or Sub had knowledge of such failure to be true and correct as of the date hereof) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Officer's Certificate. Parent and Sub shall have received a certificate signed by an executive officer of the Company to the effects set forth in Paragraphs (a) and (b) of this Section 7.02.

          (d) Appraisal Rights. The holders of not more than 7% of the outstanding shares of Company Common Stock shall have exercised their appraisal rights in the Merger in accordance with the DGCL.

     SECTION 7.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Officer's Certificate. The Company shall have received a certificate signed by an executive officer of each of Parent and Sub to the effects set forth in Paragraphs (a) and (b) of this Section 7.03.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual consent of Parent and the Company;

          (b)(i) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured within two business days following receipt by the breaching party of notice of such breach, or (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (c) by either Parent or the Company if the Company's Board of Directors takes any of the actions permitted by Section 5.02(b); provided the Company may so terminate only if it has complied with all the provisions of Section 5.02(c);

          (d) by either Parent or the Company if the Merger shall not have been consummated on or before October 1, 1997; or

          (e) by either party if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

     SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that the last sentence of
Section 6.02 and all of Sections 6.05 and 6.06 shall continue in effect.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval in accordance with Section 7.01(a). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.05, 6.06, 6.07, 6.08 and 6.09 and this Section 9.01.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to

          Zurich Centre Investments Limited
          Cumberland House, One Victoria Street
          P.O. Box HM 1788
          Hamilton, HM HX Bermuda
          Attention: General Counsel

          Telecopy No.: (441) 292-0951

            with copies to:

          Willkie Farr & Gallagher
          153 East 53rd Street
          New York, New York 10022
          Attention: Thomas M. Cerabino, Esq.

          Telecopy No.: (212) 821-8111

          Zurich Center Resource Limited
          One Chase Manhattan Plaza
          New York, New York 10005
          Attention: General Counsel

          Telecopy No.: (212) 898-5002

        (b) if to the Company, to

            Zurich Reinsurance Centre
           Holdings, Inc.
           One Chase Manhattan Plaza
           43rd Floor
           New York, New York 10005
            Attention: Richard E. Smith and Mark R. Sarlitto

            Telecopy No.: (212) 898-5028

            with a copy to

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, New York 10019-7475
           Attention: Samuel C. Butler, Esq.

           Telecopy No.: (212) 474-3700

     SECTION 9.03. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Section 6.07, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 9.05. Publicity. Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     SECTION 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ZURICH CENTRE INVESTMENTS LIMITED

                                          By: /s/ THOMAS GLEESON

                                          --------------------------------------
                                          Name: Thomas Gleeson
                                          Title: Vice President

                                          CENTRE MERGER CORP.

                                          By: /s/ STEVEN M. GLUCKSTERN

                                          --------------------------------------
                                          Name: Steven M. Gluckstern
                                          Title: President

                                          ZURICH REINSURANCE CENTRE
                                            HOLDINGS, INC.

                                          By: /s/ MARK R. SARLITTO

                                          --------------------------------------
                                          Name: Mark R. Sarlitto
                                          Title: Senior Vice President &
                                             General Counsel

                                                                      APPENDIX B

MORGAN STANLEY

                                                     MORGAN STANLEY & CO.
                                                     INCORPORATED
                                                     1588 BROADWAY
                                                     NEW YORK, NEW YORK 10036
                                                     (212) 761-4000

                                          April 17, 1997

Special Committee of the Board of Directors
Zurich Reinsurance Centre Holdings, Inc.
One Chase Manhattan Plaza
New York, NY

Gentlemen:

     We understand that Zurich Reinsurance Centre Holdings, Inc. ("ZRC" or the "Company"), Zurich Centre Investments Limited ("Parent") and Centre Merger Corp., an indirect wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated April 16, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or shares held by Parent, any subsidiary of Parent, Zurich International (Bermuda) Ltd. ("Zurich Bermuda") or Zurich Insurance Company ("Zurich Insurance") or shares as to which dissenters' rights have been perfected, shall be converted into the right to receive $39.50 in cash (the "Consideration"), without interest, subject to adjustment in certain circumstances described in Section 2.01(c) of the Merger Agreement. We also understand that Parent and its affiliates currently own approximately 66% of the outstanding Company Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock (other than Parent, any subsidiary of Parent, Zurich Bermuda or Zurich Insurance) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements, assessments of reserves and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Company Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company and their financial and legal advisors;

          (ix) reviewed the draft Merger Agreement; and

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals; however we have relied, with the Company's consent and without independent verification, upon the Company's assessments of its reserves for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission or any regulatory authority in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock (other than Parent, any subsidiary of Parent, Zurich Bermuda or Zurich Insurance) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Derek G. Kirkland

                                            ------------------------------------
                                            Derek G. Kirkland
                                            Managing Director

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251, 252, 254, 257, 258 or 263 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258 and 263 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

             b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

             c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a., b. and c. of this paragraph; or

             d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY,
                    ZURICH INSURANCE COMPANY, PARENT AND SUB

     Set forth below is the name, business address and citizenship of each person who is a director or executive officer of the Company, Zurich Insurance Company, Parent and Sub, and, except as otherwise indicated, the present principal occupation or employment of each person listed below and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupation, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupational position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the business address of each person at (i) the Company is One Chase Manhattan Plaza, New York, NY 10005 and
(ii) Zurich Insurance Company is 2 Mythenquai, CH-8002 Zurich, Switzerland.

                       EXECUTIVE OFFICERS OF THE COMPANY

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, he served as Chief
                             Executive Officer of the Company and from March
                             1993 to June 1995 as President of the Company. In
                             March 1997, Mr. Gluckstern was appointed to serve
                             as a member of Zurich Insurance Company's Corporate
                             Executive Board. Mr. Gluckstern is President and a
                             director of Parent and serves as a director of
                             Parent's operating subsidiaries. During 1995, he
                             served as a director of Zurich Kemper Investment
                             Management, Inc. and certain of its respective
                             operating subsidiaries. Since 1987, he has served
                             as an executive officer and a director of Centre
                             Reinsurance Holdings Limited as well as a director
                             of certain of its operating subsidiaries.
Richard E. Smith.........    Since June 1996, Mr. Smith has served as Chief         USA
                             Executive Officer of the Company and since June
                             1995 as President of the Company. From March 1993
                             to June 1996, Mr. Smith served as Chief Operating
                             Officer. Mr. Smith served as Senior Vice President,
                             Business Development of Centre Reinsurance from
                             1992 until March 1993. From 1982 until 1992, Mr.
                             Smith was employed by Guy Carpenter & Company,
                             Inc., most recently as Senior Vice President and a
                             member of the Board of Directors.
Peter R. Porrino.........    Executive Vice President of the Company since June     USA
                             1996. From April 1993 to June 1996, Mr. Porrino
                             served as Senior Vice President, Chief Financial
                             Officer and Treasurer of the Company. Between 1978
                             and 1993, Mr. Porrino was employed by Ernst &
                             Young, where he specialized in the insurance and
                             reinsurance industries. From 1988 until March 1993,
                             Mr. Porrino was a partner in Ernst & Young's New
                             York insurance practice and a member of Ernst &
                             Young's Insurance Industry Accounting and Auditing
                             Committee.
Gerald S. King...........    Senior Vice President of ZRC since July 1993 and       USA
                             Senior Vice President and Chief Facultative
                             Underwriting Officer of the Company since June
                             1995. Mr. King served in various capacities
                             relating to facultative operations for Skandia
                             American Reinsurance Corp., from 1990 to 1993.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Isaac Mashitz............    Senior Vice President and Chief Actuarial Officer      USA
                             of the Company since April 1993. Prior to April
                             1993, Mr. Mashitz was Vice President and Actuary
                             (Pricing) of North American Reinsurance
                             Corporation, where he had been employed since 1986.
Adrienne W. Reid.........    Senior Vice President of ZRC since August 1993 and     USA
                             Senior Vice President and Chief Treaty Underwriting
                             Officer of the Company since June 1995. For the 16
                             years prior, she was employed by General
                             Reinsurance Corporation, most recently as Vice
                             President and Facultative Account Executive where
                             she managed General Reinsurance Corporation's New
                             York Casualty Program business.
Karen O'Connor Rubsam....    Senior Vice President, Chief Financial Officer and     USA
                             Treasurer of the Company since June 1996. From May
                             1993 to June 1996, Ms. O'Connor Rubsam served as
                             Corporate Controller of ZRC. From 1992 to 1993, Ms.
                             O'Connor Rubsam served as a financial analyst at
                             Paulsen Dowling Securities.
Mark R. Sarlitto.........    Senior Vice President, General Counsel and             USA
                             Secretary of ZRC since June 1993 and Senior Vice
                             President, General Counsel and Secretary of the
                             Company since August 1995. Mr. Sarlitto was an
                             attorney at Willkie Farr & Gallagher from 1988 to
                             1993.

                            DIRECTORS OF THE COMPANY

                            PRINCIPAL OCCUPATION AND
                                BUSINESS ADDRESS
                       (IF OTHER THAN AS INDICATED ABOVE)

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, he served as Chief
                             Executive Officer of the Company and from March
                             1993 to June 1995 as President of the Company. In
                             March 1997, Mr. Gluckstern was appointed to serve
                             as a member of Zurich Insurance Company Corporate
                             Executive Board. Mr. Gluckstern is President and a
                             director of Parent and serves as a director of
                             Parent's operating subsidiaries. During 1995, he
                             served as a director of Zurich Kemper Investment
                             Management, Inc. and certain of its respective
                             operating subsidiaries. Since 1987, he has served
                             as an executive officer and a director of Centre
                             Reinsurance Holdings Limited as well as a director
                             of certain of its operating subsidiaries.
Rolf F. Hueppi...........    Chairman and Chief Executive Officer of Zurich         Swiss
                             Insurance Company since 1995 and President and
                             Chief Executive Officer of Zurich Insurance Company
                             since 1991. Mr. Hueppi's business address is Zurich
                             Insurance Company, 2 Mythenquai, CH-8002 Zurich,
                             Switzerland.
Richard E. Smith.........    Since June 1996, Mr. Smith has served as Chief         USA
                             Executive Officer of the Company and since June
                             1995 as President of the Company. From March 1993
                             to June 1996, Mr. Smith served as Chief Operating
                             Officer. Mr. Smith served as Senior Vice President,
                             Business Development of Centre Reinsurance from
                             1992 until March 1993. From 1982 until 1992, Mr.
                             Smith was employed by Guy Carpenter & Company,
                             Inc., most recently as Senior Vice President and a
                             member of the Board of Directors.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Detlef Steiner...........    Mr. Steiner joined Zurich Insurance Company in July    German
                             1991 as Deputy General Manager and in 1993 was
                             appointed General Manager and Senior Executive Vice
                             President of Zurich Insurance Company. Mr.
                             Steiner's business address is Zurich Insurance
                             Company, 2 Mythenquai, Ch-8002 Zurich, Switzerland.
Laurence W. Cheng........    Mr. Cheng is Chief Investment Officer of Zurich        Canadian
                             Insurance Company. Since January 1997, Mr. Cheng
                             has served as a Member of the Corporate Executive
                             Board of Zurich Insurance Company. In 1996, Mr.
                             Cheng was appointed President of Zurich Investment
                             Management, Inc. He has served as a director of
                             Centre Reinsurance since its founding in 1987 and
                             as an executive officer since 1991. Mr. Cheng's
                             business address is Zurich Insurance Company, 2
                             Mythenquai, CH-8002 Zurich, Switzerland.
Judith Richards Hope.....    Since 1981, Mrs. Hope has served as a senior           USA
                             partner in the law firm of Paul, Hastings, Janofsky
                             & Walker, 1299 Pennsylvania Avenue, NW, 10th Floor,
                             Washington, D.C. 2004.
Michael D. Palm..........    Mr. Palm is an Executive Vice President and            USA
                             director of Parent. Mr. Palm co-founded Centre
                             Reinsurance in 1987 and currently serves as Vice
                             Chairman and a director of that company and its
                             subsidiaries. Mr. Palm's business address is at
                             Parent, One Chase Manhattan Plaza, New York, NY
                             10005.
George G.C. Parker.......    Since 1993, Mr. Parker has served as the Dean          USA
                             Witter Professor of Finance, Associate Dean for
                             Academic Affairs, and director of the MBA Program
                             at the Graduate School of Business at Stanford
                             University. Mr. Parker has been affiliated with
                             Stanford University since 1973. Mr. Parker's
                             business address is Stanford University Graduate
                             School of Business, Building 350, Memorial Way,
                             Stanford, CA 94305-5015.
William H. Bolinder......    Since October 1994, Mr. Bolinder has served as a       USA
                             Member of Corporate Executive Board of Zurich
                             Insurance Company. Mr. Bolinder joined Zurich
                             Insurance Company in 1986 as Chief Operating
                             Officer of Zurich American Insurance Group ("ZA")
                             and in 1987 was appointed ZA's Chief Executive
                             Officer. Between 1987 and 1994, Mr. Bolinder served
                             as President, Chief Executive Officer and a
                             director of Zurich Insurance Company's affiliated
                             companies in the U.S. Mr. Bolinder's business
                             address is Zurich Insurance Company, U.S. Branch,
                             Zurich Tower, 1400 American Lane, Schaumburg, IL
                             60196.
Philip Caldwell..........    Since 1985, Mr. Caldwell has been a director and a     USA
                             senior managing director of the investment firm of
                             Lehman Brothers Inc. (and its predecessor company,
                             Shearson Lehman Brothers, Inc.), 3 World Financial
                             Center, 200 Vesey Street, New York, NY 10285.
Robert T. Marto..........    Since 1993, he has served as President, Chief          USA
                             Executive Officer and a director of White River
                             Corporation, 777 Westchester Avenue, Suite 201,
                             White Plains, NY 10604. Between 1990 and 1993, Mr.
                             Marto served as President and a director of Fund
                             American Enterprises, Inc., a subsidiary of Fund
                             American Enterprise Holdings, Inc., The 1820 House,
                             Main Street, Norwich, VT 05055.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Peter J. Neff............    Since January 1997, he has served as Chairman and      USA
                             Chief Executive Officer of Genovo, Inc., 3516 Civic
                             Center Blvd., Abramson Building 7th Floor,
                             Philadelphia, PA 19104. From 1991 to 1996, Mr. Neff
                             served as President and Chief Executive Officer of
                             Rhone Poulenc, Inc., 231 Black Horse Lane, Monmouth
                             Junction, NJ 08852.

                          EXECUTIVE OFFICERS OF PARENT

          NAME                                    POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, he served as Chief
                             Executive Officer of the Company and from March
                             1993 to June 1995 as President of the Company. In
                             March 1997, Mr. Gluckstern was appointed to serve
                             as a member of Zurich Insurance Company's Corporate
                             Executive Board. Mr. Gluckstern is President and a
                             director of Parent and serves as a director of
                             Parent's operating subsidiaries. During 1995, he
                             served as a director of Zurich Kemper Investment
                             Management, Inc. and certain of its respective
                             operating subsidiaries. Since 1987, he has served
                             as an executive officer and a director of Centre
                             Reinsurance Holdings Limited as well as a director
                             of certain of its operating subsidiaries. Mr.
                             Gluckstern's business address is One Chase
                             Manhattan Plaza, New York, NY 10005.
Rolf F. Hueppi...........    Chairman of the Board of Parent. Chairman and Chief    Swiss
                             Executive Officer of Zurich Insurance Company since
                             1995 and President and Chief Executive Officer of
                             Zurich Insurance Company since 1991. Mr. Hueppi's
                             business address is Zurich Insurance, 2 Mythenquai,
                             CH-8002 Zurich, Switzerland.
Michael D. Palm..........    Mr. Palm is an Executive Vice President and            USA
                             director of Parent. Mr. Palm co-founded Centre
                             Reinsurance in 1987 and currently serves as Vice
                             Chairman and a director of that company and its
                             subsidiaries. Mr. Palm's business address is at
                             Parent, One Chase Manhattan Plaza, New York, NY
                             10005.
Laurence W. Cheng........    Executive Vice President of Parent. Mr. Cheng is       Canadian
                             Chief Investment Officer of Zurich Insurance
                             Company. Since January 1997, Mr. Cheng has served
                             as a Member of the Corporate Executive Board of
                             Zurich Insurance Company. In 1996, Mr. Cheng was
                             appointed President of Zurich Investment
                             Management, Inc. He has served as a director of
                             Centre Reinsurance since its founding in 1987 and
                             as an executive officer since 1991. Mr. Cheng's
                             business address is Zurich Insurance Company, 2
                             Mythenguai, CH-8002 Zurich, Switzerland.
Steven D. Germain........    Mr. Germain is Managing Director of Zurich Centre      USA
                             Reinsurance Limited and serves as General Counsel
                             of Parent and its wholly owned subsidiaries
                             including the Centre Reinsurance Group of
                             Companies. Mr. Germain has served as General
                             Counsel of the Centre Reinsurance Group of
                             Companies since 1988. His business address is
                             Zurich Centre ReSource Limited, One Chase Manhattan
                             Plaza, 44th Floor, New York, NY 10005.

                              DIRECTORS OF PARENT

                            PRINCIPAL OCCUPATION AND
                                BUSINESS ADDRESS
                       (IF OTHER THAN AS INDICATED ABOVE)

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, he served as Chief
                             Executive Officer of the Company and from March
                             1993 to June 1995 as President of the Company. In
                             March 1997, Mr. Gluckstern was appointed to serve
                             as a member of Zurich Insurance Company's Corporate
                             Executive Board. Mr. Gluckstern is President and a
                             director of Parent and serves as a director of
                             Parent's operating subsidiaries. During 1995, he
                             served as a director of Zurich Kemper Investment
                             Management, Inc. and certain of its respective
                             operating subsidiaries. Since 1987, he has served
                             as an executive officer and a director of Centre
                             Reinsurance Holdings Limited as well as a director
                             of certain of its operating subsidiaries. Mr.
                             Gluckstern's business address is One Chase
                             Manhattan Plaza, New York, NY 10005.
Michael D. Palm..........    Mr. Palm is an Executive Vice President and            USA
                             director of Parent. Mr. Palm co-founded Centre
                             Reinsurance in 1987 and currently serves as Vice
                             Chairman and a director of that company and its
                             subsidiaries. Mr. Palm's business address is at
                             Parent, One Chase Manhattan Plaza, New York, NY
                             10005.
Rolf F. Hueppi...........    Chairman and Chief Executive Officer of Zurich         Swiss
                             Insurance Company since 1995 and President and
                             Chief Executive Officer of Zurich Insurance Company
                             since 1991. Mr. Hueppi's business address is Zurich
                             Insurance Company, 2 Mythenquai, CH-8002 Zurich,
                             Switzerland.
Rolf Hanggi..............    Deputy Chief Executive Officer of Zurich Insurance     Swiss
                             Company since 1991. Mr. Hanggi's business address
                             is Zurich Insurance Company, 2 Mythenquai, CH-8002
                             Zurich, Switzerland.
Laurence W. Cheng........    Mr. Cheng is Chief Investment Officer of Zurich        Canadian
                             Insurance Company. Since January 1997, Mr. Cheng
                             has served as a Member of the Corporate Executive
                             Board of Zurich Insurance Company. In 1996, Mr.
                             Cheng was appointed President of Zurich Investment
                             Management, Inc. He has served as a director of
                             Centre Reinsurance since its founding in 1987 and
                             as an executive officer since 1991. Mr. Cheng's
                             business address is Zurich Insurance Company, 2
                             Mythenquai, CH-8002 Zurich, Switzerland.
Dr. Kaspar Hotz..........    Corporate Secretary and General Counsel of Zurich      Swiss
                             Insurance Company since 1987. Dr. Hotz's business
                             address is Zurich Insurance Company, 2 Mythenquai,
                             CH-8002, Zurich, Switzerland.
Detlef Steiner...........    Mr. Steiner joined Zurich Insurance Company in July    German
                             1991 as Deputy General Manager and in 1993 was
                             appointed General Manager and Senior Executive Vice
                             President of Zurich Insurance Company. Mr.
                             Steiner's business address is Zurich Insurance
                             Company, 2 Mythenquai, CH-8002 Zurich, Switzerland.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Scott Levine.............    Since February, 1996, President and Chief Executive    USA
                             Officer of Zurich Centre ReSource Limited. Mr.
                             Levine's business address is One Chase Manhattan
                             Plaza, New York, New York 10005. Prior to joining
                             Zurich Centre ReSource Limited, Mr. Levine was
                             associated with J.P. Morgan for 14 years, serving
                             in a variety of capacities, including head of
                             Mergers and Acquisitions, head of Strategic
                             Planning and head of the Insurance Products Group.
Andrea Hodson............    Vice President of Human Resources and                  USA
                             Administration of Centre Reinsurance Holdings
                             Limited since May, 1988. Ms. Hodson's business
                             address is Cumberland House, One Victoria Street,
                             P.O.Box HM 1788, Hamilton HM HX, Bermuda.
Roger J. Thompson........    Vice President, Controller of Parent and several of    Canadian
                             its subsidiaries since November 1994. Prior to
                             joining Parent, Mr. Thompson was Vice President and
                             Treasurer for Western International Financial Group
                             Ltd., a Bermuda Reinsurer, from July 1992 to
                             November 1994. Mr. Thompson's business address is
                             Crawford House, 50 Cedar Ave., Hamilton HM 11,
                             Bermuda.

                 EXECUTIVE OFFICERS OF ZURICH INSURANCE COMPANY

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Rolf F. Hueppi...........    Chairman and Chief Executive Officer of Zurich         Swiss
                             Insurance Company since 1995 and President and
                             Chief Executive Officer of Zurich Insurance Company
                             since 1991.
Rolf Hanggi..............    Deputy Chief Executive Officer since 1991.             Swiss

William H. Bolinder......    Since October 1994, Mr. Bolinder has served as a       USA
                             Member of the Corporate Executive Board of Zurich
                             Insurance Company. Mr. Bolinder joined Zurich
                             Insurance Company in 1986 as Chief Operating
                             Officer of Zurich American Insurance Group ("ZA")
                             and in 1987 was appointed ZA's Chief Executive
                             Officer. Between 1987 and 1994, Mr. Bolinder served
                             as President, Chief Executive Officer and a
                             director of Zurich Insurance Company's affiliated
                             companies in the U.S. Mr. Bolinder's business
                             address is Zurich Insurance Company, U.S. Branch,
                             Zurich Tower, 1400 American Lane, Schaumburg, IL
                             60196.
Laurence W. Cheng........    Mr. Cheng is Chief Investment Officer of Zurich        Canadian
                             Insurance Company. Since January 1997, Mr. Cheng
                             has served as a Member of the Corporate Executive
                             Board of Zurich Insurance Company. In 1996, Mr.
                             Cheng was appointed President of Zurich Investment
                             Management, Inc. He has served as a director of
                             Centre Reinsurance since its founding in 1987 and
                             as an executive officer since 1991.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, Mr. Gluckstern served as
                             Chief Executive Officer of the Company and from
                             March 1993 to June 1995 as President of the
                             Company. In March 1997, Mr. Gluckstern was
                             appointed to serve as a member of Zurich Insurance
                             Company's Corporate Executive Board. Mr. Gluckstern
                             is President and a director of Parent and serves as
                             a director of Parent's operating subsidiaries.
                             During 1995, he served as a director of Zurich
                             Kemper Investment Management, Inc. and certain of
                             its operating subsidiaries. Since 1987, he has
                             served as an executive officer and a director of
                             Centre Reinsurance Holdings Limited as well as a
                             director of certain of its operating subsidiaries.
                             Mr. Gluckstern's business address is One Chase
                             Manhattan Plaza, New York, NY 10005.
Peter Eckert.............    Member of Corporate Executive Board of Zurich          Swiss
                             Insurance Company since 1991.
Dr. Gunther Gose.........    Member of Corporate Executive Board of Zurich          German
                             Insurance Company since 1990.
Markus Rohrbasser........    Member of Corporate Executive Board of Zurich          Swiss
                             Insurance Company since 1997. From 1992 to 1997,
                             Mr. Rohrbasser served as Executive Vice President
                             and Chief Executive Officer of UBS North America,
                             New York and has been a member of the Enlarged
                             Corporate Executive Board of UBS.
Frank Schnewlin..........    Member of Corporate Executive Board of Zurich          Swiss
                             Insurance Company since 1993. Between 1989 and
                             1993, Mr. Schnewlin was Head of the Corporate
                             Development and Member of the Executive Staff of
                             Zurich Insurance Company.
Detlef Steiner...........    Member of Corporate Executive Board of Zurich          German
                             Insurance Company since 1991. Mr. Steiner joined
                             Zurich Insurance Company in July 1991 as Deputy
                             General Manager and in 1993 was appointed General
                             Manager and Senior Executive Vice President of
                             Zurich Insurance Company.
Richard Johnson..........    Member of Enlarged Corporate Executive Board of        USA
                             Zurich Insurance Company since 1997. In 1996, Mr.
                             Johnson was appointed Member of the Executive Staff
                             and Head of the Corporate Risk Management of Zurich
                             Insurance Company. Between 1993 and 1996, Mr.
                             Johnson was a Managing Director of European
                             Financial Institutions Group, an affiliate of J.P.
                             Morgan in London. From 1990 to 1993, Mr. Johnson
                             was a Managing Director of M&A Advisory Group
Dr. Adriano Passardi.....    Member of Enlarged Corporate Executive Board of        Swiss
                             Zurich Insurance Company since 1996. Since 1994,
                             Dr. Passardi has been Member of Executive Staff of
                             Zurich Insurance Company and at the head of various
                             projects of Zurich Insurance Company in the areas
                             of accounting, organization, information and
                             management services. Prior to 1994, Dr. Passardi
                             was a member of the Executive Management and the
                             head of the Support Services Division of Coutts &
                             Co. AG (formerly HandelsBank NatWest), Zurich,
                             Switzerland.

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Dr. Daniel Villiger......    Member of Enlarged Corporate Executive Board of        Swiss
                             Zurich Insurance Company since 1997. Mr. Villiger
                             has been the head of the Corporate Development of
                             Zurich Insurance Company since 1996 and a member of
                             the Executive Staff of Zurich Insurance Company
                             since 1992.
Dr. Kaspar Hotz..........    Corporate Secretary and General Counsel of Zurich      Swiss
                             Insurance Company since 1987.

                           DIRECTORS OF ZURICH GROUP

                            PRINCIPAL OCCUPATION AND
                                BUSINESS ADDRESS
                       (IF OTHER THAN AS INDICATED ABOVE)

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Henry C.M. Bodmer........    Chairman and Managing Director of Abegg Holding &      Swiss
                             Co. AG, an asset management company, Bahnhofstrasse
                             30, 8001 Zurich, Switzerland, since 1978.
Prof. Peter Bockli.......    Partner of Law Offices of Bockli Thomann &             Swiss
                             Partners. Mr. Bockli's business address is Law
                             Offices of Bockli Thomann & Partners, P.O. Box
                             2348, 4002 Basel, Switzerland.
Kaspar V. Cassani........    Retired in 1989 from IBM Corporation (1987 to 1989     Swiss
                             Vice-Chairman of IBM Corporation, Armonk, NY). Mr.
                             Cassani's residence address is Haldenstrasse 53,
                             8142 Uitikon, Switzerland.
David de Pury............    Chairman of the Board and Partner of de Pury Pictet    Swiss
                             Turretini & Co. Ltd., an asset management and
                             international consulting company, Zurich and
                             Geneva, Switzerland, since July 1, 1996. Between
                             1992 and 1996, Mr. de Pury was Co-Chairman of the
                             Board of Directors of ABB Asea Brown Boveri Ltd.,
                             an engineering company, Zurich, Switzerland and
                             Chairman of BBC Brown Boveri Ltd., Baden,
                             Switzerland. Mr. de Pury's business address is de
                             Pury Pictet Turretini & Co. Ltd. P.O. Box 8242,
                             8050 Zurich, Switzerland.
Rolf Hanggi..............    Deputy Chief Executive Officer of Zurich Insurance     Swiss
                             Company since 1991.
Rolf F. Hueppi...........    Chairman and Chief Executive Officer of Zurich         Swiss
                             Insurance Company since 1995 and President and
                             Chief Executive Officer of Zurich Insurance Company
                             since 1991.
Markus Kundig............    Owner of Kundig Druck AG, a printing company, since    Swiss
                             1974. Mr. Kundig's business address is Kundig Druck
                             AG, Sihlbruggstrasse 105A, 6341 Baar, Switzerland.
Yves Oltramare...........    Retired since 1991. Formerly partner of Lombard,       Swiss
                             Odier & Cie, Bankers, Geneva, Switzerland. Mr.
                             Oltramore's residence address is "Monchoisy", 56
                             route de Meinier 1253 Vandoeuvres, Switzerland.
Karl Otto Pohl...........    Managing Partner of Bank Sal. Oppenheim Jr., & Cie     German
                             KGaA, ("Bank Oppenheim") since 1992, Chairman of
                             the Managing Partners of Bank Oppenheim since 1993.
                             Mr. Pohl's business address is Bank Sal. Oppenheim
                             Jr., & Cie KGaA, Bockenheimer Landstrasse 20, 60323
                             Frankfurt a/Main, Germany.
Lodewijk van Wachem......    Chairman of Supervisory Board of Royal Dutch           Dutch
                             Petroleum Company since 1992. Mr. Wachem's business
                             address is Royal Dutch Petroleum Company, P.O. Box
                             162, 2501 Den Haag, Netherlands.

                           EXECUTIVE OFFICERS OF SUB

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    President and Chief Executive Officer of Sub.          USA
                             Chairman of the Company since March 1993. From
                             March 1993 to June 1996, he served as Chief
                             Executive Officer of the Company and from March
                             1993 to June 1995 as President of the Company. In
                             March 1997, Mr. Gluckstern was appointed to serve
                             as a member of Zurich Insurance Company's Corporate
                             Executive Board. Mr. Gluckstern is President and a
                             director of Parent and serves as a director of
                             Parent's operating subsidiaries. During 1995, he
                             served as a director of Zurich Kemper Investment
                             Management, Inc. and certain of its respective
                             operating subsidiaries. Since 1987, he has served
                             as an executive officer and a director of Centre
                             Reinsurance Holdings Limited as well as a director
                             of certain of its operating subsidiaries. Mr.
                             Gluckstern's business address is One Chase
                             Manhattan Plaza, New York, NY 10005.
Steven D. Germain........    Vice President, Secretary and Treasurer of Sub. Mr.    USA
                             Germain is Managing Director of Zurich Centre
                             Reinsurance Limited and serves as General Counsel
                             of Parent and its wholly owned subsidiaries
                             including the Centre Reinsurance Group of
                             Companies. Mr. Germain has served as General
                             Counsel of the Centre Reinsurance Group of
                             Companies since 1988. His business address is
                             Zurich Centre ReSource Limited, One Chase Manhattan
                             Plaza, 44th Floor, New York, NY 10005.

                                DIRECTORS OF SUB

                            PRINCIPAL OCCUPATION AND
                                BUSINESS ADDRESS
                       (IF OTHER THAN AS INDICATED ABOVE)

NAME                                              POSITION                          CITIZENSHIP
-------------------------    ---------------------------------------------------    ---------
Steven M. Gluckstern.....    Chairman of the Company since March 1993. From         USA
                             March 1993 to June 1996, Mr. Gluckstern served as
                             Chief Executive Officer of the Company and from
                             March 1993 to June 1995 as President of the
                             Company. In March 1997, Mr. Gluckstern was
                             appointed to serve as a member of Zurich Insurance
                             Company's Corporate Executive Board. Mr. Gluckstern
                             is President and a director of Parent and serves as
                             a director of Parent's operating subsidiaries.
                             During 1995, he served as a director of Zurich
                             Kemper Investment Management, Inc. and certain of
                             its operating subsidiaries. Since 1987, he has
                             served as an executive officer and a director of
                             Centre Reinsurance Holdings Limited as well as a
                             director of certain of its operating subsidiaries.
                             Mr. Gluckstern's business address is One Chase
                             Manhattan Plaza, New York, NY 10005.
Steven D. Germain........    Mr. Germain is Managing Director of Zurich Centre      USA
                             Reinsurance Limited and serves as General Counsel
                             of Parent and its wholly owned subsidiaries
                             including the Centre Reinsurance Group of
                             Companies. Mr. Germain has served as General
                             Counsel of the Centre Reinsurance Group of
                             Companies since 1988. His business address is
                             Zurich Centre ReSource Limited, One Chase Manhattan
                             Plaza, 44th Floor, New York, NY 10005.

PROXY

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
                      SPECIAL MEETING OF THE STOCKHOLDERS
                                 AUGUST 29, 1997

The undersigned hereby constitutes and appoints Steven M. Gluckstern and Mark
R. Sarlitto and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Common Stock of Zurich Reinsurance Centre Holdings, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of the stockholders of the Company, to be held on the 60th Floor of One Chase Manhattan Plaza, New York, New York 10005, on August 29, 1997, at 10:00 a.m., local time, and all adjournments or postponements thereof, upon the matters set forth on the reverse side and upon all matters incident to the conduct of the Special Meeting. This proxy revokes all prior proxies given by the undersigned. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

1. To approve and adopt the Agreement and Plan of Merger, dated as of April 17, 1997, by and among Zurich Centre Investments Limited, a Bermuda corporation ("Parent"), Centre Merger Corp., a Delaware corporation ("Sub"), and Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation (the "Company"), and the merger of Sub with and into the Company as contemplated thereby.

                FOR            AGAINST        ABSTAIN
                / /              / /            / /


2. To vote to adjourn the Special Meeting of Stockholders to solicit additional proxies in the event that the number of proxies sufficient to approve the Agreement and Plan of Merger has not been received by the date of the Special Meeting of Stockholders.

                FOR            AGAINST        ABSTAIN
                / /              / /            / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED
IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING BUT WILL NOT BE VOTED FOR THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

I plan to attend the meeting  /  /

"PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR
 VOTES"

Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.



----------------------------------------------

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SIGNATURE(S)                    DATE